Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VESPER HEALTHCARE ACQUISITION CORP.,

HYDRATE MERGER SUB I, INC.,

HYDRATE MERGER SUB II, LLC,

LCP EDGE INTERMEDIATE, INC.

and

LCP EDGE HOLDCO, LLC,

as Stockholders’ Representative

DATED AS OF DECEMBER 8, 2020

-i-

-ii-

Exhibit A	—	Form of A&R Charter
Exhibit B	—	Form of A&R Bylaws
Exhibit C	—	Form of Subscription Agreement
Exhibit D	—	Form of Lock-up Agreement
Exhibit E	—	Form of Amended and Restated Registration Rights Agreement
Exhibit F	—	Form of Investor Rights Agreement
Exhibit G	—	Form of Investor Representation Letter
Exhibit H	—	Form of Escrow Agreement
Annex I	—	Capex Budget

Parent Disclosure Letter
Company Disclosure Letter

-iii-

Table of Defined Terms

Term	Section

2020 Audited Financial Statements	Section 7.15(b)
Affiliate Agreement	Section 4.17
A&R Parent Bylaws	Recitals
A&R Parent Charter	Recitals
Additional Parent SEC Reports	Section 6.06(a)
Adjustment Escrow Account	Section 2.04(d)
Adjustment Escrow Amount	Section 2.04(d)
Agreement	Preamble
Anticorruption Laws	Section 4.14(j)
Business Combination	Section 7.11
Capex Budget	Section 7.01(a)(xv)
Certificate	Section 2.04(b)
Certificate of Merger	Section 2.04(a)
Certifications	Section 6.06(a)
Change in Recommendation	Section 7.07(d)
Claims	Section 7.11
Closing	Section 2.01
Closing Date.	Section 2.01
Closing Payoff	Section 7.16
Closing Statement	Section 2.03(a)
Code	Section 4.12(a)
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Indemnitees	Section 7.18
Company Preferred Stock	Recitals
Company Registered IP	Section 4.10(a)
Company Software	Section 4.10(i)
Company Stockholder Approval	Recitals
Company Stockholders	Recitals
Contributor	Section 4.10(f)
Designated Director	Section 2.06
DGCL	Recitals
DWHP	Recitals
Earnout Shares	Section 2.07(a)
Effective Time	Section 3.01
Escrow Agreement	Section 2.04(d)
Estimated Cash	Section 2.03(a)
Estimated Company Transaction Expenses	Section 2.03(a)
Estimated Net Working Capital	Section 2.03(a)
Estimated Outstanding Indebtedness	Section 2.03(a)
Excluded Share	Section 3.06(d)
FDA	Section 4.14(b)(ii)
Final Merger Consideration	Section 2.05(e)
Final Merger Consideration Shortfall	Section 2.05(e)
Final Merger Consideration Surplus	Section 2.05(f)
Final Parent Trust Amount	Section 2.03(b)
Financial Statements	Section 4.05(a)
FIRPTA Certificate	Section 7.10

-iv-

Holdco	Preamble
Insurance Policies	Section 4.13
Investor Representation Letter	Recitals
Investor Rights Agreement	Recitals
IPO	Section 7.11
Latest Balance Sheet	Section 4.05(a)
Leased Real Property	Section 4.07(b)
Lock-Up Agreement	Recitals
Manufacturing Permits	Section 4.14(f)
Marks	Article I
Material Contract	Section 4.09(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 6.03(b)
multiemployer plan	Section 4.12(d)
multiple employer welfare arrangement	Section 4.12(d)
Non-U.S. Plan	Section 4.12(g)
Notice of Objection	Section 2.05(b)
Objection Period	Section 2.05(b)
Offer	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 7.07(d)
Parent Disclosure Letter	Article VI
Parent Indemnified Parties	Section 11.01(c)
Parent Post-Closing Statement	Section 2.05(a)
Parent SEC Reports	Section 6.06(a)
Parent Special Meeting	Section 7.07(c)
Parent Stockholder Approval	Section 8.03(c)
Parties	Preamble
Party	Preamble
Patents	Article I
Payoff Letters	Section 7.16
PIPE Investment	Recitals
PIPE Investment Amount	Section 6.08
PIPE Investors	Section 6.08
Post-Closing Merger Consideration Calculation	Section 2.05(a)
Product Registrations	Section 4.14(c)
Proxy Statement	Section 7.07(a)
Public Stockholders	Section 7.11
Registration Rights Agreement	Recitals
Release Documentation	Section 7.16
Released Party	Section 11.14
Reviewing Accountant	Section 2.05(d)
Section 16	Section 7.13
Shares	Recitals
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Consent and Joinder	Recitals
Stockholders’ Representative	Preamble
Subscription Agreement	Recitals

-v-

Subsidiary Shares	Section 4.04(a)
Surviving Corporation	Recitals
Termination Date	Section 9.03(b)
Top Customers	Section 4.16
Top Distributors	Section 4.16
Top Suppliers	Section 4.16
Total Consideration	Section 2.02
Trade Secrets	Article I
Transfer Taxes	Section 11.12
Updated Financial Statements	Section 7.15(a)
Use	Section 4.10(l)

-vi-

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 8, 2020, is made by and among Vesper Healthcare Acquisition Corp., a Delaware corporation (“Parent”), Hydrate Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), Hydrate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II”), LCP Edge Intermediate, Inc., a Delaware corporation (the “Company”), and LCP Edge Holdco, LLC, a Delaware limited liability company (“Holdco” and, in its capacity as the Stockholders’ Representative, the “Stockholders’ Representative”). Parent, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Representative are each referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Law, Merger Sub I will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable Law, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, collectively with the First Merger, the “Mergers”), with Merger Sub II being the surviving limited liability company of the Second Merger (Merger Sub II, in its capacity as the surviving limited liability company of the Second Merger, is sometimes referred to as the “Surviving LLC”);

WHEREAS, Holdco and DW Healthcare Partners IV (B), L.P., a Delaware limited partnership (“DWHP” and, together with Holdco, the “Company Stockholders”), collectively, own 100% of the issued and outstanding shares of common stock (“Company Common Stock”) and preferred stock (“Company Preferred Stock”) of the Company (collectively, the “Shares”);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and the DLLCA; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and the DLLCA, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders;

WHEREAS, the Company expects that each Company Stockholder will approve and adopt this Agreement, the Mergers and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) and agree to be bound by all of the terms of this Agreement, including Article V and Section 11.01, through a unanimous written consent and joinder (the “Stockholder Consent and Joinder”) pursuant to Section 228 of the DGCL, as promptly as practicable after the execution and delivery of this Agreement, and in any event within twenty-four (24) hours;

WHEREAS, the board of directors of Merger Sub I has (a) determined that it is in the best interests of Merger Sub I and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the First Merger in accordance with the DGCL; and (b) approved this Agreement and the Transactions, including the First Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub II has (a) determined that it is in the best interests of Merger Sub II and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the Second Merger in accordance with the DGCL and the DLLCA; and (b) approved this Agreement and the Transactions, including the Second Merger in accordance with the DGCL and the DLLCA, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and the DLLCA; and (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and the DLLCA, in its capacity as sole stockholder of Merger Sub I and Merger Sub II, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Public Shares redeemed for the consideration, and on the terms and subject to the conditions set forth in this Agreement and the applicable Organizational Documents of Parent in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Transactions (together with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, Parent, Holdco and certain other Persons have entered into that certain sponsor agreement (the “Sponsor Support Agreement”), dated as of the date hereof, pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, prior to the Closing, Parent shall, on the terms and subject to the conditions set forth herein: (a) adopt the Second Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit A (the “A&R Parent Charter”); and (b) amend and restate the existing bylaws of Parent in the form attached hereto as Exhibit B (the “A&R Parent Bylaws”);

WHEREAS, on or prior to the date hereof, Parent has obtained commitments from certain investors for a private placement of shares of Parent Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements in substantially the form attached hereto as Exhibit C (each, a “Subscription Agreement”), such private placements to be consummated immediately prior to the Closing;

WHEREAS, in connection with the Closing, BLS Investor Group LLC (the “Sponsor”), Parent and the Company Stockholders will enter into a Lock-Up Agreement, in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), which will become effective as of the Closing;

WHEREAS, in connection with the Closing, the Sponsor, Parent and the Company Stockholders will enter into a Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) and an Investor Rights Agreement in the form attached hereto as Exhibit F (the “Investor Rights Agreement”);

WHEREAS, in connection with the Closing, each Company Stockholder will enter into an Investor Representation Letter (the “Investor Representation Letter”) in the form attached hereto as Exhibit G; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

“Action” means any action, lawsuit, claim, suit, arbitration, hearing, examination or judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, or by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code and any other combined, consolidated or unitary group defined under state, local or foreign Tax Law for purposes of filing Tax Returns or paying Taxes.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including each of the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Investor Rights Agreement, the Investor Representation Letter, the Escrow Agreement and the documents and agreements entered into in connection therewith.

“Applicable Earnout Share Number” means, with respect to any Triggering Event, a number of shares of Parent Common Stock equal to the quotient of (i) the Applicable Earnout Value for such Triggering Event, divided by (ii) the lesser of $10.00 and the volume-weighted average closing price per share of Parent Common Stock, as quoted on the NASDAQ, for the 10-day period preceding such Triggering Event.

“Applicable Earnout Value” means, with respect to any Triggering Event, the lesser of (a) the product of (x) 2.5 multiplied by (y) the gross standalone revenue of the International Distributor Target that is the subject of the Triggering Event for the twelve (12) months prior to such Triggering Event and (b) the excess, if any, of the Maximum Earnout Value over the aggregate Applicable Earnout Value for all prior Triggering Events.

“Available Cash” means, as of the close of business on the Business Day immediately prior to the Closing Date, the sum of (a) the Final Parent Trust Amount, plus (b) the PIPE Investment Amount (as such amount is finally delivered to Parent at or prior to the Closing by the PIPE Investors), plus (c) Parent Cash.

“Base Value” means $975,000,000.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020).

“Cash” means the sum, as of the close of business on the Business Day immediately prior to the Closing Date, of all cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature of the Company and its Subsidiaries, as determined in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Financial Statements.

“Closing Cash Consideration” means an amount equal to (a) the Available Cash, minus (b) the Estimated Outstanding Indebtedness, minus (c) the Estimated Company Transaction Expenses, minus (d) the Parent Transaction Expenses, minus (e) $100,000,000; provided that (i) if such amount is less than zero, the Closing Cash Consideration shall be zero and (ii) the Closing Cash Consideration shall not, in the aggregate, exceed an amount equal to the Maximum Closing Cash Consideration less the Sponsor Amount.

“Closing Merger Consideration” means an amount equal to (a) the Base Value, plus (b) the Estimated Cash, minus (c) the Estimated Outstanding Indebtedness, plus (d) the Estimated Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number thereby reducing the Closing Merger Consideration), minus (e) the Estimated Company Transaction Expenses.

“Closing Share Price” means the arithmetic average of the daily high and low per share sales prices of Parent Common Stock on NASDAQ on the Closing Date.

“Closing Stock Consideration” means a number of shares, rounded up to the nearest whole number, of Parent Common Stock equal to the quotient of (a) an amount equal to (i) the Closing Merger Consideration, minus (ii) the Closing Cash Consideration, divided by (b) the Per Share Price; provided that the Closing Stock Consideration shall be at least equal to the Minimum Closing Stock Consideration.

“Closing Stock Consideration Percentage” means an amount equal to the quotient of (a) the product of (i) the Closing Stock Consideration multiplied by (ii) the Per Share Price, divided by (b) the Closing Merger Consideration.

“Company Credit Agreements” means (a) that certain Credit Agreement, dated as of December 1, 2016, as amended by the First Amendment to Credit Agreement, dated as of August 24, 2018, as amended by the Second Amendment to Credit Agreement, dated as of November 2, 2018, as amended by Third Amendment to Credit Agreement, dated as of August 9, 2019 and as amended by Fourth Amendment to Credit Agreement, dated as of April 10, 2020, by and among LCP Edge Merger Sub, Inc. (to be merged with, and into, Edge Systems Holdings Corporation) and Edge Systems LLC as borrowers, the Company, the persons party thereto as lenders, Silver Point Finance, LLC, as agent, and Monroe Capital Management Advisors, LLC, as syndication agent, and (b) that certain Second Lien Credit Agreement, dated as of April 10, 2020, by and among Edge Systems LLC, the Company, the persons party thereto as lenders and LCP Edge Aggregator, LLC, as agent.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.01, Section 4.03(a), Section 4.03(b)(i), Section 4.03(c), Section 4.04(a) and Section 4.21.

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which the Company or any of its Subsidiaries holds or purports to hold, or has been granted, any rights, immunities, or licenses; and (b) all Company-Owned IP Rights.

“Company-Owned IP Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company’s Knowledge” or any similar phrase, with respect to the Company or its Subsidiaries, means the knowledge, after reasonable inquiry of direct reports, of Clint Carnell and Liyuan Woo.

“Company Transaction Expenses” means all of the following items to the extent payable by the Company or any of its Subsidiaries and not paid prior to the close of business on the Business Day immediately prior to the Closing Date (a) fees and expenses incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, (b) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval for the consummation of the Transactions, and (c) any transaction, sale or stay bonus, success, retention, change of control, severance, phantom equity or other payment (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such payments) incurred or payable in connection with the consummation of the Transactions.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, databases, compilations, data files, user interfaces, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 6, 2020, by and between Parent and Holdco.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“Copyrights” means all U.S. and foreign copyrights and equivalent rights of author, in any published or unpublished works of authorship (including Computer Software as a work of authorship), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“COVID-19 Pandemic” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Disclosure Letters” means the Company Disclosure Letter and Parent Disclosure Letter, collectively.

“Entity” means a Person that is not a natural Person.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health (solely with respect to exposure to Hazardous Materials) or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure of any Person to, and disposal of Hazardous Materials.

“ERISA” means of the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Wilmington Trust, N.A.

“Estimated Net Working Capital Adjustment” means the amount, positive or negative, equal to Estimated Net Working Capital minus $23,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means actual common law fraud committed by any Party solely with respect to the making of such Party’s representations and warranties set forth in this Agreement or any Ancillary Agreement, as applicable.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials or wastes under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated biphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Health Care Laws” means all applicable Laws regarding (i) the design, development, testing, manufacture, packaging, labeling, marketing and offer for sale of medical devices, drug products, and cosmetics, including the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and Laws promulgated under the Medical Device Directive in the European Union (including those relating to establishment registration, investigational use, premarket clearance, marketing approval, CE marking, international standards for quality management systems as adopted by the International Organization for Standardization (ISO) (including ISO 13485) or other authorization to market a product, current Good Manufacturing Practice (cGMP) and Quality System Regulation (QSR) (21 C.F.R. Part 820), good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security), (ii) the Social Security Act, including the Medicare (Title XVIII) and Medicaid (Title XIX) programs, and related federal, state or local Laws regarding federal health care programs, (iii) criminal or civil fraud and abuse laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the criminal False Claims Act and False Statements Law (42 U.S.C. § 1320a-7b(a)) and 18 U.S.C. §§ 286 and 287), (iv) the Exclusions Law (42 U.S.C. § 1320a-7), (v) the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), (vi) health data privacy and security Laws, including HIPAA, as amended, and the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), and all other applicable Laws governing the privacy, security, confidentiality, transmission, breach, transfer, collection or processing of health information, medical records or information covered under similar terms used under applicable Laws, (vii) the Physician Payments Sunshine Act (Section 6002 of the Patient Protection and Affordable Care Act of 2010, as amended (42 U.S.C. § 1320-7h)) and any other disclosure, transparency or “sunshine” Law, and (viii) the regulations promulgated pursuant to such Laws and any state, local, or foreign counterpart thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“Income Taxes” means Taxes imposed on, measured by, or determined by reference to (in whole or in part), net income.

“Indebtedness” means, without duplication, the unsatisfied liabilities or obligations of the Company and its Subsidiaries, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments; (c) any obligation for a lease required to be reflected on a balance sheet pursuant to GAAP (for the avoidance of doubt, excluding any operating leases entered into in the ordinary course of business that are not required to be so reflected); (d) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations to the extent such obligations are payable as a result of the consummation of the Transactions (including the Merger); (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (g) all obligations with respect to swaps, collars, hedges or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) amounts drawn on letters of credit and bankers’ acceptances; (i) unfunded and underfunded pension liabilities; (j) payables owing to Affiliates (other than another of the Company or any of its Subsidiaries); (k) the Tax Benefit Amount; and (l) guarantees of the liabilities described in clauses (a) through (k) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, excluding Taxes), (ii) any outstanding surety or performance bonds (to the extend undrawn) or letters of credit (to the extent undrawn), and (iii) any liabilities or obligations owed by the Company or any of its Subsidiaries to another of the Company or any of its Subsidiaries, shall not constitute Indebtedness.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses and social media handles; (d) Copyrights; (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“International Distributor Target” means the entities set forth on Schedule 1(a) of the Company Disclosure Letter.

“IT Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Computer Software, hardware and equipment (including all databases, firmware and related documentation), necessary for or otherwise material to the Company and its Subsidiaries.

“Law” means any law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other legally-binding order of a Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Liens” means liens, licenses, mortgages, security interests, adverse ownership interests, pledges charges or other encumbrances.

“Look-back Date” means January 1, 2018.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay the Company from consummating the Transactions (including the Merger); provided, however, that, with respect to clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the Transactions (including the Merger) (provided that this clause (i) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which the Company and its Subsidiaries operate; (iii) the taking of any action required by this Agreement; (iv) any change after the date hereof in applicable Laws or the interpretation thereof after the date hereof; (v) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (vi) any change in GAAP after the date hereof; (vii) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America or other country in which the Company and its Subsidiaries operate; (viii) effects arising from or relating to, following the date hereof, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (ix) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic or any COVID-19 Measure), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement; and (x) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any internal projection (provided that this clause (x) shall not prevent a determination that any change or effect underlying such change has resulted in a Material Adverse Effect); provided that, in the case of clauses (ii), (iv), (v), (vi), (vii) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Maximum Closing Cash Consideration” means an amount equal to the product of (a) 1.5, multiplied by (b) the Minimum Closing Stock Consideration, multiplied by (c) the Closing Share Price.

“Maximum Earnout Value” means $75,000,000.

“Merger Consideration” means an amount equal to (a) the Base Value, plus (b) Cash, minus (c) Outstanding Indebtedness, plus (d) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number thereby reducing the Merger Consideration), minus (e) the Company Transaction Expenses.

“Minimum Closing Stock Consideration” means a number of shares, rounded up to the nearest whole number, of Parent Common Stock equal to the quotient of (a) the sum of (x) the Closing Merger Consideration and (y) the Sponsor Amount divided by (b) the sum of (i) the Per Share Price and (ii) the product of (A) 1.5 multiplied by (B) the Closing Share Price.

“NASDAQ” means The NASDAQ Capital Market (or its successor).

“Net Working Capital” means, as of the close of business on the Business Day immediately prior to the Closing Date, (a) the sum of the items listed in Section 1(b) of the Company Disclosure Letter as “current assets” of the Company and its Subsidiaries, minus (b) the sum of the items listed in Section 1(b) of the Company Disclosure Letter as “current liabilities” of the Company and its Subsidiaries, in each case, as of the Closing Date, and prepared on a consolidated basis from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Financial Statements (and for the avoidance of doubt, without reference to the policies, procedures, practices, judgments and methodologies used in preparing the Updated Financial Statements); provided, however, that in no event shall Net Working Capital include any Cash, Indebtedness, Company Transaction Expenses or any assets or liabilities in respect of (i) any deferred non-Income Taxes or (ii) any current or deferred Income Taxes. A sample calculation of Net Working Capital is contained in Section 1(b) of the Company Disclosure Letter.

“Net Working Capital Adjustment” means an amount, positive or negative, equal to Net Working Capital minus $23,000,000.

“Offer” has the meaning set forth in the recitals.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Ordinary Course of Business” means, with respect to any Person, (a) actions that are taken in the ordinary course and materially consistent with the past practices and normal day-to-day operations of such Person and (b) for purposes of Sections 4.05(b), 4.06, and 4.11, any other action taken, or not taken, by such Person, which action or inaction is taken in response to the actual or anticipated effect on such Person’s business of the COVID-19 Pandemic or any COVID-19 Measures.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Outstanding Indebtedness” means, without duplication, the amount of any Indebtedness outstanding as of the close of business on the Business Day immediately prior to the Closing Date.

“Parent Cash” means an amount equal to the sum, as of the close of business on the Business Day immediately prior to the Closing Date, of all cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature of Parent, but excluding the Final Parent Trust Amount and the PIPE Investment Amount.

“Parent Common Stock” means shares of Class A common stock of Parent, par value $0.0001 per share.

“Parent Fundamental Representations” shall mean Section 6.01, Section 6.03(a), Section 6.03(b)(i), Section 6.03(d), Section 6.04(a), and Section 6.04(c).

“Parent’s Knowledge” or any similar phrase, with respect to Parent, means the knowledge, after reasonable inquiry of direct reports, of Brent Saunders or Manisha Narasimhan.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has or is reasonably expected to prevent, materially impair or materially delay Parent from consummating the Transactions (including the Merger); provided, however, that “Parent Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Parent Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) any change in the trading price of Parent Common Stock or warrants exercisable therefor; or (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Offer.

“Parent Stockholder Proposals” means, collectively, the following proposals to be voted upon at the Parent Special Meeting: (a) approval of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of Parent in connection with the consummation of the Transactions (including the Merger); (c) the amendment and restatement of the Organizational Documents of Parent as contemplated by this Agreement; and (d) the election of directors effective as of the Closing, including the directors to which Holdco is entitled to designate pursuant to this Agreement.

“Parent Stockholders” means the Public Stockholders and all other holders of Parent Common Stock.

“Parent Transaction Expenses” means all of the following items to the extent payable by Parent and not paid prior to the close of business on the Business Day immediately prior to the Closing Date: (a) all fees and expenses incident to the initial public offering of Parent, the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and (b) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval for the consummation of the Transactions.

“Parent Trust” means that certain trust account of Parent with Continental Stock Transfer & Trust Company, acting as trustee, established under the Parent Trust Agreement.

“Parent Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 29, 2020, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Parent Trust (including any amounts contributed to the Parent Trust in connection with the exercise of the underwriters’ over-allotment option in the IPO (as described in the Prospectus)).

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any of the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business.

“Permitted Liens” means (a) Liens for current period Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Company’s financial statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property; (c) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the affected parcel by the Company and its Subsidiaries; (d) in the case of Intellectual Property Rights, non-exclusive licenses entered into in the Ordinary Course of Business; and (e) Liens incurred in connection with capital lease obligations of the Company and its Subsidiaries incurred in the Ordinary Course of Business.

“Per Share Price” means $10.00.

“Person(s)” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, directly or indirectly, including, without limitation, name; Social Security number; government-issued identification numbers or other identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by applicable Privacy Laws.

“Plan” means each employee benefit plan, program, arrangement or Contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, deferred compensation, stock purchase, stock option or other incentive equity or equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or Contract for the benefit of any current or former officer, employee or director of the Company or any of its Subsidiaries that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any actual or contingent liability or obligation.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and, with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Privacy Laws” means all applicable Laws concerning the Use of Personal Information, and all regulations promulgated thereunder, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Family Educational Rights and Privacy Act, state social security number protection Laws, state data breach notification Laws and state consumer protection Laws.

“Pro Rata Share” shall mean for each share of Company Preferred Stock and Company Common Stock, a percentage equal to the percentage of distributions to which such share is entitled to receive upon a liquidation of the Company, as determined by the Stockholders’ Representative in good faith in accordance with the terms of the Company’s Organization Documents; provided that any cash consideration payable to the holders of Company capital stock pursuant to the Mergers shall first be paid in exchange for, and in respect of, shares of Company Preferred Stock to the extent of the amount to which such shares of Company Preferred Stock would be entitled pursuant to the Company’s Organizational Documents in a liquidation of the Company at the First Effective Time.

“Prospectus” means that certain final prospectus of Parent, dated September 29, 2020, and filed September 30, 2020, prepared, filed and made available to the public in accordance with applicable federal securities Laws.

“Public Shares” means the 46,000,000 shares of Parent Common Stock issued and sold as part of Parent units in the IPO contemplated by the Prospectus.

“Public Warrants” means the warrants to purchase up to 15,333,333 shares of Parent Common Stock at an issue price of $11.50 per share, which are listed on the NASDAQ under the ticker symbol “VSPRW.”

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Sanctioned Person” means a Person that is (a) the subject of Sanctions, (b) located in or organized under the Laws of a country or territory which has been the subject of country- or territory-wide Sanctions within the past five (5) years (namely, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and, until October 12, 2017, Sudan), or (c) majority-owned or controlled by a Person described in clause (a) or clause (b).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Sponsor Amount” shall have the meaning set forth on Schedule 1(b).

“Sponsor Warrants” means the 9,333,333 private placement warrants held by the Sponsor to purchase 9,333,333 shares of Parent Common Stock at an issue price of $11.50 per share held by the Sponsor.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Tax” or “Taxes” means any and all applicable federal, state, local, foreign and other income, gross receipts, ad valorem, premium, production, value-added, excise, real property, personal property, real property gains, lease, sales, goods and services, harmonized sales, use, services, transfer, registration, withholding, employment, unemployment, disability, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security, estimated, environmental, alternative, add-on minimum, customs, duties, or other taxes, fees, assessments or charges of any kind in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest of such additions or penalties, whether disputed or not.

“Tax Benefit Amount” means the amount set forth on Schedule 1(c).

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, claim for refund, estimate and information return and any other information statement required to be filed with a taxing authority in connection with any Tax) relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Technology” means any or all embodiments of Intellectual Property Rights, including of the following: blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers.

“Triggering Event” means the consummation of an acquisition by Parent of any International Distributor Target during the period beginning on the date hereof and ending one (1) year following the Closing Date.

Article II

THE CLOSING TRANSACTIONS

Section 2.01 Closing. Unless another date, location or time is mutually agreed upon by Parent and the Company, and subject to a party’s right to earlier terminate this Agreement as set forth in Article IX hereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 5:00 p.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VIII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date and time on which the Closing takes place is herein referred to as the “Closing Date.”

Section 2.02 Merger Consideration. Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be (a) the Final Merger Consideration and (b) the contingent right to receive the Earnout Shares following the Closing in accordance with Section 2.07 (the “Total Consideration”). Notwithstanding anything to the contrary herein, all Merger Consideration shall be delivered to the Stockholders’ Representative, who shall be solely responsible for allocating, paying and distributing the Merger Consideration to the Company Stockholders in accordance with applicable Law and the Organizational Documents of the Company. Following delivery of any portion of the Merger Consideration to the Stockholders’ Representative in accordance with this Agreement, none of Parent, the Surviving Corporation, the Surviving LLC or any of their Subsidiaries or Affiliates, shall have any liability or responsibility to the Company Stockholders or their equityholders in respect of such portion of the Merger Consideration, including the allocation, payment or distribution thereof.

Section 2.03 Pre-Closing Matters.

(a) At least three (3) Business Days prior to the Closing, the Stockholders’ Representative shall deliver to Parent a written schedule (as revised in accordance with this section, the “Closing Statement”) setting forth (i) the Stockholders’ Representative’s good-faith calculation, together with reasonable supporting detail, of the Closing Merger Consideration and the components thereof, including (A) Cash (the “Estimated Cash”), (B) Outstanding Indebtedness, which estimate shall in any event include any amounts to be paid by Parent in accordance with Section 7.16 (the “Estimated Outstanding Indebtedness”), (C) the Net Working Capital (the “Estimated Net Working Capital”), and (E) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (ii) wire instructions for any payment of cash consideration to the Stockholders’ Representative, and (iii) the accounts to which any Parent Common Stock issuable to the Stockholders’ Representative is to be delivered. The Closing Statement shall also include a certificate signed by an authorized officer of the Stockholders’ Representative, solely in such capacity and not in his personal capacity, certifying in writing that it has been prepared in good faith using the latest available financial information of the Company and its Subsidiaries. Parent shall be entitled to review the Closing Statement. The Company will reasonably cooperate with Parent in the review of the Closing Statement, including providing Parent and its Representatives with reasonable access to the relevant books, records and employees of the Company and its Subsidiaries for Parent to review the Closing Statement. The Company will consider in good faith any of Parent’s reasonable comments and may (but shall not be required to) make changes to the Closing Statement to implement such comments in whole or in part, in which case such revised Closing Statement shall be the final Closing Statement; provided that such review by Parent and any resulting changes to the Closing Statement shall not modify the date on which Closing shall occur pursuant to Section 2.01.

(b) At least two (2) Business Days prior to the Closing, Parent shall notify the Stockholders’ Representative in writing of the Parent Trust Amount upon conclusion of the Offer, as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith (the “Final Parent Trust Amount”).

Section 2.04 Closing Transactions. At the Closing:

(a) The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(b) The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(c) The Stockholders’ Representative shall deliver to Parent all stock certificates representing the Company Stockholders’ shares of Company Preferred Stock and Company Common Stock (each, a “Certificate”).

(d) Parent shall pay or cause to be paid in cash, by wire transfer of immediately available funds:

(i) all amounts included in the Estimated Company Transaction Expenses to the accounts set forth in the Closing Statement, to the extent not paid by the Company prior to the Closing; and

(ii) as promptly as practicable after the determination of the Closing Cash Consideration, the Closing Cash Consideration, less the Adjustment Escrow Amount, to the accounts designated by the Company and set forth in the Closing Statement.

(e) Each of Parent and the Stockholders’ Representative shall deliver an executed counterpart to an escrow agreement to be entered into on the Closing Date by and among Parent, the Stockholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”). Pursuant to the Escrow Agreement, Parent shall deposit with the Escrow Agent an amount equal to $5,000,000 (the “Adjustment Escrow Amount”) into a designated escrow account (the “Adjustment Escrow Account”), by wire transfer of immediately available funds in U.S. dollars, and Parent and the Stockholders’ Representative will appoint the Escrow Agent to hold the Adjustment Escrow Account until the final determination of the Final Merger Consideration and disburse the Adjustment Escrow Account as provided herein and in the Escrow Agreement.

(f) As promptly as practicable after the determination of the Closing Stock Consideration, Parent shall (a) issue to the accounts designated by the Stockholders’ Representative in the Closing Statement the shares of Closing Stock Consideration, free and clear of all Liens (except for (i) Liens created by, or on behalf of, Parent and (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law), and (b) make appropriate book entries evidencing such issuance to the Company Stockholders of the shares of Parent Common Stock comprising the Closing Stock Consideration.

(g) The Company or the Stockholders’ Representative, as applicable, shall deliver to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company;

(ii) a copy of the Registration Rights Agreement, duly executed by the Company Stockholders;

(iii) a copy of the Investor Representation Letter, duly executed by the Company Stockholders;

(iv) a copy of the Investor Rights Agreement, duly executed by the Company Stockholders;

(v) properly completed and executed FIRPTA Certificates and Forms W-9 described in Section 7.10;

(vi) copies of resolutions and actions taken by the Company’s board of directors in connection with the approval of this Agreement and the Transactions (including the Merger); and

(vii) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.01.

(h) Parent shall deliver to the Stockholders’ Representative:

(i) a certified copy of the Parent A&R Charter and the Parent A&R Bylaws;

(ii) a copy of each Certificate of Merger, duly executed by Merger Sub I, Merger Sub II and the Surviving Corporation, as applicable;

(iii) a copy of the Registration Rights Agreement, duly executed by Parent;

(iv) copies of resolutions and actions taken by Parent’s, Merger Sub I’s and Merger Sub II’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions (including the Merger);

(v) a copy of the Investor Rights Agreement, duly executed by Parent;

(vi) evidence that, effective as of the Closing, each Designated Director has been appointed to the Parent Board; and

(vii) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.02.

Section 2.05 Post-Closing Adjustment.

(a) Within seventy-five (75) calendar days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Parent Post-Closing Statement”) setting forth in reasonable detail Parent’s calculation of the Merger Consideration and the components thereof, including (i) Cash, (ii) Outstanding Indebtedness, including any amounts paid by Parent in accordance with Section 7.16, (iii) Net Working Capital, and (iv) the Company Transaction Expenses (the “Post-Closing Merger Consideration Calculation”).

(b) Upon receipt of the Parent Post-Closing Statement, the Stockholders’ Representative shall have thirty (30) days within which to review the Post-Closing Merger Consideration Calculation after Parent’s delivery of the Parent Post-Closing Statement. The Stockholders’ Representative may object to the Post-Closing Merger Consideration Calculation set forth in the Parent Post-Closing Statement by providing written notice of such objection to Parent within thirty (30) days (the “Objection Period”) after Parent’s delivery of the Parent Post-Closing Statement (the “Notice of Objection”), which notice shall set forth the basis for such objection in reasonable detail, along with the Stockholders’ Representative’s calculation and proposed modification of each disputed item, together with supporting documentation, information and the Stockholders’ Representative’s proposed calculations for each disputed item. During such thirty (30)-day period and thereafter until the determination of the Final Merger Consideration pursuant to this Section 2.05(b), the Stockholders’ Representative and its advisors (including, without limitation, its independent accounting firm) shall be provided with prompt access (including remote access) to the financial books and records (subject to the execution of customary work paper access letters and excluding any communications with attorneys and any accountants’ working papers) and personnel of the Company and Parent as they may reasonably request to enable it to evaluate the calculations of the Company Transaction Expenses the Net Working Capital Adjustment, Cash and Outstanding Indebtedness prepared by Parent and set forth in the Parent Post-Closing Statement. Such access shall be provided during regular business hours and upon reasonable advance notice. If the Stockholders’ Representative does not deliver a Notice of Objection within the Objection Period, then Parent’s calculation of each item contained in the Parent Post-Closing Statement shall be deemed to be accepted by the Stockholders’ Representative as final and shall be conclusive, final and binding on the parties hereto for all purposes of this Agreement.

(c) If the Stockholders’ Representative timely provides the Notice of Objection, then Parent and the Stockholders’ Representative shall negotiate in good faith for a period of up to thirty (30) days following Parent’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them in writing shall be final, conclusive and binding on the parties hereto.

(d) If, within the thirty (30)-day period set forth in Section 2.05(c), Parent and the Stockholders’ Representative cannot resolve any matter set forth in the Notice of Objection, then Parent and the Stockholders’ Representative shall engage an independent, nationally recognized accounting firm acceptable to both Parent and the Stockholders’ Representative (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Parent and Stockholders’ Representative and the Post-Closing Merger Consideration Calculation to the extent relevant thereto. The Reviewing Accountant shall act in the capacity of an expert and not as an arbitrator. Parent and the Stockholders’ Representative will instruct the Reviewing Accountant to, and the Reviewing Accountant will, make a final determination of only such remaining disputed matters. Parent and the Stockholders’ Representative may each submit to the Reviewing Accountant written submissions setting forth their respective computations of the amounts set forth in the Notice of Objection (to the extent such amounts remain in dispute) and specific information, evidence and support for their respective positions as to all items in dispute. Neither Parent nor the Stockholders’ Representative shall have or conduct any communication, either written or oral, with the Reviewing Accountant with respect to matters contemplated by this Agreement without the other party either being present or receiving a concurrent copy of any written communication. Parent and the Stockholders’ Representative will also instruct the Reviewing Accountant to, and the Reviewing Accountant will, make its determination based solely on the terms of this Agreement and written submissions by Parent and the Company Stockholders that are provided in accordance with this Agreement (i.e., not on the basis of an independent review). The Reviewing Accountant shall promptly (and in any event within sixty (60) days following its engagement) determine the resolution of such remaining disputed matters either in favor of the position set forth by Parent in the Parent Post-Closing Statement or in favor of the position set forth by the Stockholders’ Representative in the Notice of Objection (it being agreed that the Reviewing Accountant may only choose one or the other of these two positions). Such determination shall be final and binding on the parties hereto, absent fraud or manifest error, and the Reviewing Accountant shall provide Parent and the Stockholders’ Representative with a calculation of the Company Transaction Expenses, Net Working Capital Adjustment, Cash, Outstanding Indebtedness and Closing Merger Consideration in accordance with such determination.

(e) If the Closing Merger Consideration resulting from the calculation of Cash, Outstanding Indebtedness, the Net Working Capital Adjustment, and the Company Transaction Expenses, each as finally determined pursuant to this Section 2.05 (the “Final Merger Consideration”), is less than the Closing Merger Consideration as set forth in the Closing Statement (such difference, the “Final Merger Consideration Shortfall”), Parent and Stockholders’ Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to pay the Final Merger Consideration Shortfall (or, if less, the full amount of the Adjustment Escrow Account) to Parent and to release the remainder, if any, of the Adjustment Escrow Account to the Stockholders’ Representative shall be prepared, signed by Parent and the Stockholders’ Representative.

(f) If the Final Merger Consideration is equal to the Closing Merger Consideration as set forth in the Closing Statement, Parent and Stockholders’ Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the full amount of the Adjustment Escrow Account to the Stockholders’ Representative.

(g) If the Final Merger Consideration is greater than the Closing Merger Consideration as set forth in the Closing Statement (such difference, the “Final Merger Consideration Surplus”), then (i) Parent and Stockholders’ Representative shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the full amount of the Adjustment Escrow Account to the Stockholders’ Representative, (ii) Parent shall promptly deliver a number of shares of Parent Common Stock, rounded up to the nearest whole number, equal to the quotient of (A) the product of (1) the Final Merger Consideration Surplus multiplied by (2) the Closing Stock Consideration Percentage, divided by (B) the Per Share Price, and (iii) Parent shall promptly pay, or cause to be paid, in cash by wire transfer of immediately available funds, an amount equal to the product of (x) 100% minus the Closing Stock Consideration Percentage multiplied by (y) the Final Merger Consideration Surplus to the account(s) specified by the Stockholders’ Representative.

(h) The procedures set forth in this Section 2.05 for resolving any dispute over the amounts contemplated to be determined as set forth in this Section 2.05 shall be the sole and exclusive method for resolving any dispute over such amounts, it being understood that the foregoing shall not limit Parent’s rights under Article XI.

(i) The fees and expenses of the Reviewing Accountant shall be allocated among the Parent and the Stockholders’ Representative based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Reviewing Accountant. For example, if the Stockholders’ Representative submits a Notice of Objection for $1,000, and if Parent contests only $500 of the amount claimed by the Stockholders’ Representative, and if the Reviewing Accountant ultimately resolves the dispute by awarding the Stockholders’ Representative $300 of the $500 contested, then the costs and expenses of the Reviewing Accountant will be allocated 60% (i.e. 300/500) to Parent and 40% (i.e., 200/500) to the Stockholders’ Representative (on behalf of the Company Stockholders).

(j) Any payment made pursuant to this Section 2.05 shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

Section 2.06 Designated Directors. Subject to applicable Law, the Parent Board shall take all action necessary to ensure that, effective as of the Closing, Brian Miller and Doug Schillinger (each, a “Designated Director”) shall be appointed to the Parent Board. The Company represents and warrants that Brian Miller meets the applicable criteria to qualify as an independent director of Parent, pursuant to the rules of NASDAQ.

Section 2.07 Issuance of Earnout Shares.

(a) As additional consideration for the Merger, within ten (10) Business Days after the occurrence of a Triggering Event (or, in the case of a Triggering Event that occurs prior to the Closing Date, within ten (10) Business Days after the Closing Date), Parent shall issue or cause to be issued to the Stockholders’ Representative (on behalf of the Company Stockholders) the number of shares of Parent Common Stock equal to the Applicable Earnout Share Number in respect of such Triggering Event (such issued shares of Parent Common Stock, collectively, the “Earnout Shares”).

(b) Any issuance of Earnout Shares shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

Article III
THE MERGER

Section 3.01 Effective Time. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Company, Merger Sub I and Merger Sub II shall cause the Mergers to be consummated by filing (i) the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “First Effective Time”) and (ii) the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 3.02 The Mergers.

(a) At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub I and the Company shall consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company for periods after the First Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, Merger Sub II and the Surviving Corporation shall consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Merger Sub II, following which the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving LLC after the Second Merger and as a direct, wholly owned subsidiary of Parent (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving LLC).

Section 3.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub I and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving LLC, which shall include the assumption by the Surviving LLC of any and all agreements, covenants, duties and obligations of Merger Sub II and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 3.04 Governing Documents. At the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub I as in effect immediately prior to the First Effective Time. At the Second Effective Time, the limited liability company agreement of the Surviving LLC shall be amended to read the same as the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time.

Section 3.05 Directors and Officers of the Surviving Corporation and Surviving LLC. Immediately after the First Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of Merger Sub I immediately prior to the First Effective Time. Immediately after the Second Effective Time, the board of directors and executive officers of the Surviving LLC shall be the board of directors and executive officers of Merger Sub II immediately prior to the Second Effective Time.

Section 3.06 Effect of the Mergers on the Company Preferred Stock and Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, Merger Sub II, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(a) Each share of Company Preferred Stock and Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the First Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive its Pro Rata Share of the Total Consideration, without interest, upon surrender of the Certificate(s) representing such share of Company Preferred Stock or Company Common Stock, as applicable. As of the First Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company, the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Preferred Stock and Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Consideration.

(b) No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share, an amount of cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such Company Stockholder would have been entitled but for this Section 3.06(b), multiplied by (ii) $10.

(c) Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Each share of Company Preferred Stock and Company Common Stock held in the Company’s treasury or owned by Parent, Merger Sub I, Merger Sub II or the Company immediately prior to the First Effective Time (each, together with each share of Company Preferred Stock and Company Common Stock described in the next sentence, an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto. Each share of Company Preferred Stock and Company Common Stock held by any wholly owned Subsidiary of Parent (other than Merger Sub I or Merger Sub II) or of the Company shall be converted into a number of shares of Parent Common Stock equal to the sum of (x) the number of shares of Parent Common Stock that such Subsidiary would be entitled to receive not taking into account this Section 3.06(d) and (y) a number of shares of Parent Common Stock equal to the quotient of the amount of cash that such Subsidiary would be entitled to receive not taking into account this Section 3.06(d), divided by, the Closing Share Price.

(e) The numbers of shares of Parent Common Stock that the Company Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Closing.

Section 3.07 Certificates.

(a) From and after the First Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Preferred Stock or Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in this Agreement) the portion of the Total Consideration represented by such Certificate.

(b) If any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, Parent will issue the portion of the Total Consideration attributable to such Certificate (without interest and after giving effect to any required Tax withholdings as provided in this Agreement).

Section 3.08 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger, or the Surviving LLC following the Second Merger, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Merger Sub I, Merger Sub II, the officers and directors (or their designees) of the Company, Merger Sub I and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 3.09 Certain Adjustments. If, between the date of this Agreement and the First Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Closing Stock Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 3.10 Withholding. Notwithstanding anything herein to the contrary, Parent, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving LLC, the Escrow Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Tax Law; provided that so long as the FIRPTA Certificates and Forms W-9 described in Section 7.10 are timely received by Parent, the Parties acknowledge that as of the date hereof (and based on the provisions of the Code and the Treasury Regulations promulgated thereunder as in effect on the date hereof), no U.S. federal income tax withholding shall be required with respect to the payment of the Closing Merger Consideration in exchange for shares of Company Common Stock pursuant to the Mergers; provided, further that if Parent, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, or the Surviving LLC determines that an amount is required to be deducted and withheld (other than any withholding required resulting from (x) the Company’s or any Company Stockholder’s failure to deliver or timely update a FIRPTA Certificate or a Form W-9 or (y) any compensatory payment made hereunder), at least five (5) Business Days prior to the date the applicable payment is scheduled to be made, Parent shall provide the Stockholders’ Representative with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and any applicable provision of U.S. federal, state, local or foreign Tax law pursuant to which such deduction and withholding is required and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding. To the extent that amounts are so deducted or withheld and timely paid or remitted to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section or subsection below, delivered by the Company to the Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Parent, Merger Sub I and Merger Sub II as set forth below. Each section of the Company Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Letter if it is reasonably apparent on its face that such disclosure is applicable to such other section of the Company Disclosure Letter.

Section 4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case as in effect as of the date of this Agreement, have been made available to Parent. Neither the Company nor any of its Subsidiaries is in breach of such Person’s Organizational Documents.

Section 4.02 Subsidiaries. Schedule 4.02 sets forth the name and jurisdiction of each of the Subsidiaries of the Company. Except as set forth on Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership, lease and operation of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Mergers). The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Mergers) and thereby.

(b) Except as set forth on Schedule 4.03(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of the Company or any of its Subsidiaries under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Company’s or any of its Subsidiaries’ Organizational Documents, (ii) any Contract or instrument or Permit to which the Company or any of its Subsidiaries or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 4.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, (x) be material to the Company or its Subsidiaries (taken as a whole) or (y) prevent, materially impair or materially delay the consummation of the transactions contemplated hereby (including the Mergers).

(c) The execution and delivery of this Agreement or any Ancillary Agreement by the Company do not, and the performance of this Agreement or any Ancillary Agreement by the Company will not, require any Regulatory Approval except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NASDAQ; and (iii) Regulatory Approvals where the failure to obtain such Regulatory Approvals would not, individually or in the aggregate, (A) result in a material liability on, or impose an injunction that is materially adverse to, the Company (or, after the Closing, the Surviving Corporation) and its Subsidiaries or (B) prevent, materially impair or materially delay the consummation of the Transactions.

(d) This Agreement has been, and at Closing each Ancillary Agreement to which the Company is a party will be, duly executed and delivered by the Company and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto, this Agreement and each Ancillary Agreement to which the Company is a party constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.04 Capitalization

(a) Schedule 4.04(a) sets forth all of the authorized, issued and outstanding capital stock of the Company, and all of each of the Company’s Subsidiaries’ authorized, issued and outstanding equity interests (the “Subsidiary Shares”). The Company Stockholders are collectively the record and beneficial owners of all of the Shares and collectively the record and beneficial indirect owners of all of the Subsidiary Shares. The Company Stockholders own all of the Shares, and indirectly own all of the Subsidiary Shares, free and clear of all Liens, other than restrictions imposed by state and federal securities Laws. All of the equity interests of the Company and all of the Subsidiary Shares have been duly authorized and, to the extent applicable, are validly issued, fully paid and nonassessable and issued free and clear of preemptive or similar rights. Except as set forth on Schedule 4.04(a), neither the Company nor any of the Company’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued, reserved for issuance or outstanding, and there are no agreements, options, warrants, convertible or exchangeable securities or other rights or arrangements relating to the interest or capital stock of, or other equity or voting interest in the Company or any of the Company’s Subsidiaries existing, authorized or outstanding which provide for the sale, delivery or issuance of any of the foregoing by the Company or any of the Company’s Subsidiaries. Except as set forth on Schedule 4.04(a), there are no authorized, issued, reserved for issuance or outstanding (i) shares of preferred or common stock or other equity interests or voting securities of the Company or any of the Company’s Subsidiaries, (ii) securities convertible or exchangeable into equity interests of the Company or any of the Company’s Subsidiaries, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company or any of the Company’s Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company or any of the Company’s Subsidiaries, or (iv) stock appreciation, phantom equity, profit participation or similar rights with respect to the interest or capital stock of, or other equity or voting interest in, the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party or is bound. The Company and its Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the owners of the Company or any of its Subsidiaries on any matter. No Subsidiary of the Company owns any shares of Company Preferred Stock, Company Common Stock or any other Shares.

(b) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money (or guarantees thereof) of the Company and its Subsidiaries (excluding intercompany Indebtedness for borrowed money among the Company and/or any of its wholly owned Subsidiaries) other than Indebtedness for borrowed money reflected on the consolidated balance sheet of the Company and its Subsidiaries set forth in the Financial Statements.

Section 4.05 Financial Statements.

(a) Schedule 4.05(a) contains true, correct and complete copies of the Company’s and its Subsidiaries’ (i) unaudited consolidated balance sheets as of September 30, 2020 (the “Latest Balance Sheet”) and statements of income, stockholder’s or member’s equity (as applicable) and cash flows for the nine (9)-month period then ended and (ii) audited consolidated balance sheets as of December 31, 2019 and December 31, 2018 and statements of income, stockholder’s or member’s equity (as applicable) and cash flows for the twelve (12)-month periods then ended (together with the Latest Balance Sheet, collectively, the “Financial Statements”). Except as set forth on Schedule 4.05(a), the Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly and accurately in all material respects the financial position, cash flows and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein.

(b) The Company and its Subsidiaries have no Liabilities, except (i) Liabilities specifically and adequately reserved for on the Latest Balance Sheet in accordance with GAAP, (ii) Liabilities that were incurred after the date of the Latest Balance Sheet in the Ordinary Course of Business and not arising from any breach of Contract by the Company or any of its Subsidiaries (none of which is resulting from a material breach of contract, breach of warranty, tort, infringement or misappropriation), (iii) Liabilities specifically disclosed in Schedule 4.05(b) and (iv) Liabilities that would not be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole).

(c) All books, records and accounts of the Company and its Subsidiaries are maintained in all material respects in accordance with applicable Laws. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) to the extent applicable, material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material difference and (v) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which reasonably could adversely affect the Company and its Subsidiaries’ ability to record, process, summarize and report financial information, and any fraud (whether or not material) that involves management or other employees who have a significant role in the Company and its Subsidiaries’ internal control over financial reporting, are, to the extent necessary, adequately and promptly disclosed to the Company and its Subsidiaries’ independent auditors and any audit committees of any of the Company and its Subsidiaries’ respective boards of directors. Since January 1, 2017, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company’s and its Subsidiaries’ internal controls over financial reporting.

Section 4.06 Absence of Certain Developments. Since December 31, 2019 until the date hereof, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect. Since December 31, 2019, (a) the Company and its Subsidiaries have operated in the Ordinary Course of Business, and (b) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(a) if it were taken after the date hereof and prior to the Closing Date.

Section 4.07 Title to Properties.

(a) Except as set forth on Schedule 4.07(a), the Company and each of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens.

(b) The real property demised by the leases described on Schedule 4.07(b)(i) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 4.07(b)(ii), the Leased Real Property leases are in full force and effect, and either the Company or one of its Subsidiaries holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to Parent complete and accurate copies of each of the leases described on Schedule 4.07(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor any of its Subsidiaries, and to the Company’s Knowledge no other party to any such leases, is in default, or has delivered or received any notice of default, under any of such leases and no event has occurred that with notice or the passage of time, or both, would constitute a default under any such leases. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

Section 4.08 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (taking into account extensions) with the appropriate Taxing authorities all federal income and all other material Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company and its Subsidiaries (whether or not shown on any such Tax Return) have been duly and timely paid. Each of the Company and its Subsidiaries has properly deducted, withheld and collected and timely remitted to the appropriate Taxing authorities all material Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party.

(b) Each Financial Statement and Updated Financial Statement reflects proper and sufficient accruals and reserves, in accordance with GAAP, for all unpaid Taxes of the Company and its Subsidiaries in respect of all periods ending on or before the date of such financial statement.

(c) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an Affiliated Group, other than an Affiliated Group the common parent of which is the Company, or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or by contract (other than contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes (e.g., leases)).

(d) There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings with respect to any federal income or other material Tax Return or material Taxes of the Company or any of its Subsidiaries currently being conducted or threatened in writing. None of the Company and its Subsidiaries has received any written notice from any Taxing authority relating to any Tax or Tax Return which could have an adverse effect in any material respect on the Tax liability of the Company or any of its Subsidiaries after the Closing which is not resolved prior to the Closing.

(e) No written claim has been made by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return or pay Taxes of a particular type that such entity is or may be subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction.

(f) None of the Company and its Subsidiaries has entered into an agreement or granted a waiver that is currently in effect extending any statute of limitations or any period of time with respect to the payment, assessment or collection of any material Taxes or the examination of any material Tax Return, which waiver or extension would be in effect after the Closing Date.

(g) In the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h) Neither the Company nor any of its Subsidiaries is or has ever been a beneficiary of or otherwise participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) There are no Liens for Taxes upon any of the Shares or any asset of the Company or any of its Subsidiaries other than Permitted Liens.

(j) Each of the Company and its Subsidiaries is organized in the jurisdiction, and has the U.S. federal income tax classification, in each case, that is set forth on Schedule 4.08(j). Schedule 4.08(j) sets forth, for the Company and each of its Subsidiaries, each entity classification election made pursuant to Treasury Regulations Section 301.7701-3(c) by or with respect to such entity, if any, and the effective date of such election.

(k) None of the Company and its Subsidiaries is a party to, or has any liability under, any Tax allocation, sharing, indemnification or similar agreement or arrangement, or any other agreement providing for payments in respect of Taxes or Tax benefits, other than agreements entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes.

(l) None of the Company and its Subsidiaries will be required to include any material amount in taxable income, or exclude any material deduction in determining taxable income, for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting made prior to Closing for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Closing; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) any deferred revenue accrued or any prepaid amount received, or paid, prior to the Closing; or (v) any intercompany transaction or “excess loss account” described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law).

(m) None of the Company and its Subsidiaries has made an election under Section 956(h) of the Code and none of them will be obligated to pay any Taxes after the Closing Date as a result of the application of Section 965 of the Code. None of the Company and its Subsidiaries has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the CARES Act.

(n) There are no Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to the Company or any of its Subsidiaries or into which either the Company or any of its Subsidiaries has entered into that would be binding on any of the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date.

(o) The Company has not taken any action, and is not aware of any fact or circumstance (without conducting independent inquiry or diligence of any other relevant party), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. No amounts have been received by a holder of Company capital stock prior to the Mergers, either in a redemption or in a distribution with respect to the capital stock of the Company, which amounts could be treated as other property or money received in the exchange for purposes of Section 356 of the Code, or would be so treated if the relevant holder had also received shares of Parent Common Stock in exchange for such holder’s shares of capital stock in the Company.

Section 4.09 Contracts and Commitments.

(a) Except as set forth on Schedule 4.09(a), neither the Company nor any of its Subsidiaries is party to any:

(i) collective bargaining or other Contract with any labor union, works council or similar labor organization;

(ii) Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, the Company or any of its Subsidiaries has incurred or may incur Indebtedness exceeding $500,000 for which any of the Company or any of its Subsidiaries will be liable following the Closing, or (B) relating to any Liens on assets of the Company or any of its Subsidiaries;

(iii) guaranty of any Indebtedness or other material guaranty;

(iv) Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds $250,000;

(v) Contracts or group of related Contracts with any Top Customer and any other customer for which calendar year 2019 sales exceeded $250,000, with any Top Distributor and any other distributor for which calendar year 2019 sales exceeded $250,000 or any Top Supplier and any other supplier for which calendar year 2019 spend exceeded $100,000;

(vi) Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by the Company or any of its Subsidiaries since the Look-back Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by the Company or any of its Subsidiaries or, pursuant to which the Company or any of its Subsidiaries have any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

(vii) joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(viii) (A) Contract or agreement pursuant to which the Company or any of its Subsidiaries licenses or is otherwise permitted by a third party to practice, use or register any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms), or (B) Contract or agreement pursuant to which a third party licenses or is permitted to use or register any Company-Owned IP Rights (other than non-exclusive licenses granted in the Ordinary Course of Business, including in connection with the sale or licensing of any products or services), in each case of clauses (A) and (B), that involved aggregate payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 during the twelve (12)-month period ended on the date of the Latest Balance Sheet, but excluding (x) non-disclosure agreements entered into in the Ordinary Course of Business, and (y) agreements with employees and contractors entered into in the Ordinary Course of Business;

(ix) distribution, sales representative, marketing or similar Contract or agreement that required the Company and its Subsidiaries to make commission payments under such agreement in excess of $250,000 during the twelve (12)-month period ended on the date of the Latest Balance Sheet;

(x) Contract or agreement pursuant to which the Company or any of its Subsidiaries would be required to make, in the aggregate, capital expenditures in excess of $250,000;

(xi) Contract or agreement that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time;

(xii) Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding the Company and its Subsidiaries in favor of any third party;

(xiii) Contract or agreement where the Company or any of its Subsidiaries is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(xiv) any interest, currency or hedging derivatives or similar Contracts;

(xv) Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

(xvi) Contract or agreement that involves payment to or by the Company or any of its Subsidiaries in excess of $250,000 annually that is not terminable by the Company or its Subsidiaries on sixty (60) days’ notice or less without premium or penalty; or

(xvii) Contract or agreement that relates to the settlement of any Action (A) by any Governmental Authority since the Look-back Date, (B) that materially restricts or imposes obligations upon the Company or any of its Subsidiaries or (C) requires payment by the Company or any of its Subsidiaries of more than $250,000 after the date hereof.

(b) Each Contract described in clauses (i) through (xvii) of Section 4.09(a) is a “Material Contract.” Parent either has been supplied with, or has been given access to, a true and correct copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary and each counterparty, and are enforceable against the Company or such Subsidiary and the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.10 Intellectual Property; Privacy.

(a) Schedule 4.10(a) sets forth a list as of the date hereof of all Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”).

(b) The Company or its Subsidiaries, as the case may be, exclusively own all right, title and interest in and to the Company-Owned IP Rights free and clear of all Liens except for Permitted Liens. The Company Registered IP is subsisting and, to the Company’s Knowledge, not invalid or unenforceable. The Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP as such payments come due, except in each case as the Company or its Subsidiaries has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(c) None of the Company-Owned IP Rights is subject to any Order adversely affecting the use thereof or rights thereto by the Company or its Subsidiaries in any material respect. There is no opposition or cancellation Action pending against the Company or its Subsidiaries concerning the ownership, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business related to the application for any item of Company-Owned IP Rights).

(d) Since the Look-back Date, there has been, and as of the date hereof, there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by the Company or its Subsidiaries thereof, of any Company-Owned IP Rights.

(e) The operation of the Company or any of its Subsidiaries as currently conducted as of the date hereof, and as will be conducted immediately following the Closing, does not infringe, misappropriate or otherwise violate, and the operation of the Company or any of its Subsidiaries as conducted since the Look-back Date has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. Neither the Company nor any of its Subsidiaries has received any written notice since the Look-back Date alleging that the operation of the Company or any of its Subsidiaries infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person.

(f) The Company and its Subsidiaries have secured from all founders, consultants, advisors, employees and independent contractors who independently or jointly contributed, to or participated in, the conception, reduction to practice, creation or development of any material Technology for the Company or Company-Owned IP Rights (each, a “Contributor”), exclusive ownership of, free and clear of all Liens except for Permitted Liens, all of the Contributors’ Intellectual Property Rights in such contribution that the Company does not otherwise own by operation of law. No Contributor owns or, to the Company’s Knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any material Company-Owned IP Rights developed by the Contributor for the Company or its Subsidiaries. Without limiting the foregoing, the Company has obtained written and enforceable Contracts, forms of which have been provided to Parent, with respect to assignments of material Company-Owned IP Rights, from all current and former Contributors.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of any material Trade Secrets included in the Company-Owned IP Rights (except for any Company-Owned IP Rights whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the Company’s Knowledge, there have been no material misappropriation or unauthorized uses or disclosures of any such material Trade Secrets.

(h) The Company and its Subsidiaries own, license, sublicense, or otherwise possess legally enforceable and sufficient rights to all Intellectual Property Rights and other intangible assets necessary to conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects in substantially the same manner as such business is conducted as of the date hereof. The Company and its Subsidiaries may exercise, transfer, or license the Company IP Rights and any material Technology owned, or purported to be owned by, or licensed to, the Company or any Subsidiary, without material restriction or material payment to any Person (except as set forth in any applicable Material Contract). Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Company or its Subsidiaries to transfer, enforce or license any Company-Owned IP Rights or material Technology owned, or purported to be owned, by the Company or any Subsidiary as such right exists as of the date hereof. The consummation of the transactions contemplated by this Agreement will not cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company IP Rights, (ii) the grant of any rights or licenses to any Company-Owned IP Right or Intellectual Property Rights owned by Parent or any of its Affiliates, or (iii) additional payment obligations by the Company or its Subsidiaries to use or exploit any material Company IP Rights to the same extent as the Company and its Subsidiaries were permitted before the date of this Agreement.

(i) Neither the Company nor its Subsidiaries has (i) combined Open Source Software with any material Software owned by the Company or its Subsidiaries (the “Company Software”), and (ii) distributed such combined Software such that such Company Software would become subject to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any Person or the public of any portion of the source code for such Company Software or limit the terms (including royalty terms) under which such Company Software may be licensed or distributed. The Company and its Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other Person who is not an employee or consultant and acting on behalf of the Company or its Subsidiaries.

(j) The IT Systems (i) do not contain any malware or security vulnerability that would reasonably be expected to interfere with the ability of the Company and its Subsidiaries to conduct their business in any material respect or present a material risk of unauthorized access, disclosure, use, corruption, or loss of any Personal Information or other material non-public information, and (ii) since the Look-back Date, have not been affected by any material failure, breakdown, persistent substandard performance or unauthorized access or use that has not been remediated in all material respects as of the date hereof. The Company and its Subsidiaries (x) have taken commercially reasonable steps to audit the IT Systems for malware and security vulnerabilities, and such audits have not identified any material issues that remain unremediated in any material respect; and (y) have not been notified in writing of, and to the Company’s Knowledge there are not any, material cybersecurity or data and information security deficiency with respect to the IT Systems (including in any IT Systems audit or by any Governmental Authority or other third Person) that has not been remediated in all material respects as of the date hereof.

(k) The Company and its Subsidiaries (i) have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with commercially reasonable industry practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such assessments and tests have not identified any material issues that remain unremediated.

(l) The Company and its Subsidiaries (and any third Person using Personal Information on their behalf) comply in all material respects with its binding internal policies and privacy statements related to privacy and security of IT Systems (and the data therein, including Personal Information), and applicable Privacy Laws (including the most current version of the Payment Card Industry Data Security Standards, as applicable), including by providing and making accessible a privacy statement or terms of use regarding the receipt, collection, retention, storage, protection, security, use, disclosure, distribution, transmission, analysis, monitoring, maintenance, modification, processing and disposal (collectively, “Use”) of all Personal Information Used by the Company to individuals from whom such Personal Information was collected or to whom such Personal Information relates. Since the Look-back Date, neither the Company nor any of its Subsidiaries has received any written claims, notices or complaints asserting non-compliance in any material respect with applicable Privacy Laws or privacy statements regarding the Company’s, or its Subsidiaries’ information practices or the Use of any Personal Information, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority. Since the Look-back Date, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Person to whom Company or any of its Subsidiaries has provided Personal Information or processes such Personal Information on behalf of Company, has been subject to any material breach or unauthorized access to or use, disclosure or destruction of, Personal Information Used by the Company or its Subsidiaries. The Company and its Subsidiaries have (i) taken commercially reasonable efforts (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Information Used by the Company against any unauthorized use, access or disclosure and (ii) entered into written agreements with all third-party service providers, outsources, processors or other third Persons who Use Personal Information on behalf of the Company and its Subsidiaries that obligate such Persons to comply with all applicable Privacy Laws and to take steps to protect and secure Personal Information from loss, theft, misuse or unauthorized use, access, modification or disclosure, in each case to the extent required by applicable Privacy Laws.

(m) The Company has cybersecurity and data breach insurance that is consistent with commercially reasonable industry practices in respect of the IT Systems and the nature and volume of Personal Information and other non-public information that any of them (or a third Person on behalf of any of them) uses.

Section 4.11 Litigation. Except as set forth on Schedule 4.11, since the Look-back Date there have been no, and there currently are no, material actions, suits or Actions, pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority. Except as set forth on Schedule 4.11, the Company and its Subsidiaries are not, and since the Look-back Date, have not been, subject to any material actions, suits or Actions, at law or in equity, before or by any Governmental Authority, with respect to any products or services that are marketed, advertised, offered or sold on their behalf on any theory, including product liability, defect, failure to warn, breach of representation or warranty or indemnity, other than individual customer complaints in the Ordinary Course of Business that were resolved without material cost or liability.

Section 4.12 Employee Benefit Plans.

(a) Schedule 4.12(a) sets forth an accurate and complete list of all material Plans. Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan and no such determination letter has been revoked and, to the Company’s Knowledge, nothing has occurred and no condition or circumstance exists that would reasonably be expected to result in the loss of the qualified status of any such Plan. The Plans have been established, maintained, operated and funded in all material respects with their terms and the requirements of the Code, ERISA and applicable Law.

(b) With respect to the Plans, all required material contributions and payments that have become due have been made or properly accrued in accordance with any applicable accounting requirements.

(c) The Company has made available to Parent copies, to the extent applicable, of: (i) each Plan (or a written description of the material terms and conditions of any material Plan that is unwritten), (ii) the most recent summary plan description (and summary of material modifications), (iii) the most recently filed Form 5500 annual report for each Plan, if any, (iv) the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service, and (v) any written notices to or from any Governmental Authority relating to any compliance issues.

(d) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or have, or could reasonably be expected to have, any Liability with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) any multiple employer plan as described in Section 413(c) of the Code, or (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as listed on Schedule 4.12, neither the Company nor any of its Subsidiaries has any obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable state Law. Neither the Company nor any of its Subsidiaries has incurred any material Liability under Title I of ERISA for which the Company or any of its Subsidiaries would reasonably be expected to be liable. There has been no prohibited transaction described in Section 406 of ERISA or Code Section 4975 for which an exemption is not available with respect to any Plan which could reasonably be expected to result in material Liability to the Company or any of its Subsidiaries.

(e) There is no current, pending or, to the Company’s Knowledge, threatened material Actions (except for routine claims for benefits) relating to any Plan.

(f) Except as listed on Schedule 4.12, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (alone or in combination with any other event, including a termination of employment on or following the Closing) result in (i) payment or provision of any additional, or an increase in the amount of, compensation or benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any current or former employee, officer, director or other natural person service provider of the Company or any of its Subsidiaries, (ii) any acceleration in the vesting or payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or other natural person service provider of the Company or any of its Subsidiaries, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of the Company or its Subsidiaries to amend, modify or terminate any Plan, or (v) any forgiveness of indebtedness of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries. Except as listed on Schedule 4.12, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director consultant of the Company or any of its Subsidiaries under any Plan or otherwise will not be deductible by reason of Section 280G of the Code or will be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify any current or former employee, officer, director or consultant for the imposition of any Tax, including the excise Tax under Section 4999 of the Code or any Tax imposed under Section 409A of the Code.

(g) Each Plan maintained, sponsored or contributed to solely for the benefit of the employees located outside the United States (each, a “Non-U.S. Plan”), all of which are specifically identified on Schedule 4.12(g): (i) complies in all material respects with applicable Law; (ii) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Plan is required to be funded and/or book-reserved; (iii) has been registered to the extent required; and (iv) as of the date hereof, there is no pending or, to the Company’s Knowledge threatened material Actions relating to any Non-U.S. Plan.

Section 4.13 Insurance. All material policies of insurance maintained by or on behalf of the Company and each of its Subsidiaries (the “Insurance Policies”) are set forth on Schedule 4.13 and true and complete copies of such policies have been provided to Parent. All such Insurance Policies are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been timely paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by the Company or any of its Subsidiaries with respect to any such policy. All such Insurance Policies and all fidelity bonds maintained by the Company and each of its Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in material default with respect to the provisions of any such policies and its payment obligations under any such policies. There is no claim pending under such Insurance Policies as to which the Company or any Subsidiary has received written notice that coverage has been denied.

Section 4.14 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and since the Look-back Date has been, in material compliance with all applicable Laws and regulations of any Governmental Authority, including Health Care Laws. Since the Look-back Date, neither the Company nor any of its Subsidiaries has received any written notice of any Action against any of them alleging any failure to comply with any applicable Law or regulation or that any product or any operation or activity of the Company is in violation of any Health Care Laws. Additionally, neither the Company, any of its Subsidiaries, nor any of their respective employees, officers, directors or, to the Company’s Knowledge, agents has been excluded, suspended, debarred or disqualified from participation in any federal health care program or human clinical research, or, to the Company’s Knowledge or its Subsidiaries, is subject to a governmental inquiry, action, Action or other similar action that could reasonably be expected to result in exclusion, suspension, debarment or disqualification.

(b) With respect to the products of the Company produced, manufactured, tested, developed, marketed, sold or distributed in all applicable jurisdictions, except as set forth on Schedule 4.14:

(i) neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority identifying any actual or alleged violation of any applicable Health Care Laws or alleging or asserting noncompliance with any applicable Health Care Laws governing the production, manufacturing, testing, development, packaging, storage, handling, distribution, labeling, promotion, sale, offer for sale, marketing of the products manufactured, tested, developed, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries;

(ii) neither the Company nor any of its Subsidiaries is subject to any obligation or requirement arising under any injunction, consent decree, inspection report, warning letter, untitled letter, United States Food and Drug Administration (“FDA”) Form 483, notice of adverse finding, notice of violation letter, other correspondence or written notice or other regulatory or administrative action issued by or entered into with the FDA or any comparable U.S. or foreign Governmental Authorities with regard to the production, development, testing, manufacture, packaging, storage, handling, distribution, labeling, promotion, sale, clearance or marketing of any of the products produced, manufactured, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries; and

(iii) neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other comparable Governmental Authority regarding (A) any recall, market withdrawal or replacement of any cosmetic, drug product, medical device produced, manufactured, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries, (B) a change in the marketing status or classification, or a material change in the labeling of any such products, or (C) a 510(k) rescission letter.

(c) All cosmetics, drug products and medical devices produced, designed, developed, manufactured, tested, assembled, packaged, labeled, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries under all licenses, registrations, certificates, approvals, clearances, exemptions, authorizations, permits, product certifications, or other authorizations, or any supplements or amendments thereto required by applicable Laws, that are issued by the FDA or comparable U.S. or foreign Governmental Authorities and are necessary to develop, manufacture, market, distribute or sell the cosmetics, drug products and medical devices manufactured, tested, developed, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries (the “Product Registrations”) are, and since the Look-back Date have been, produced, designed, developed, manufactured, tested, assembled, packaged, labeled, marketed, distributed and sold in material accordance with all specifications and standards in such Product Registrations and material compliance with all applicable Health Care Laws, including, without limitation, those regarding clinical trials and investigations, product approval or clearance, over-the-counter drug monographs, good manufacturing practices, labeling, advertising and promotion, establishment registration and drug and device listing, and reporting of recall and adverse events.

(d) Neither the Company nor any of its Subsidiaries have received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Product Registrations. The Company and its Subsidiaries possess all material Product Registrations and such Product Registrations are current and valid. The Company and its Subsidiaries are not in material violation of any term of any such Product Registrations, and no material deficiencies regarding compliance with applicable Law have been asserted by any Governmental Authority with respect to any such Product Registrations. Neither the Company nor any of its Subsidiaries has failed to file any required filing, declaration, Product Registration or other submission with respect to the products, the failure of which to file would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(e) Neither the Company nor any of its Subsidiaries has made any materially false statements on, or material omissions from, any applications, notifications, registrations, Product Registrations, reports, or other submissions to the FDA or any other Governmental Authorities under applicable Health Care Laws. Neither the Company nor any of its Subsidiaries has failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority in material violation of the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Authority to invoke any similar policy.

(f) All cosmetics, drug products and medical devices manufactured by or on behalf of the Company or any of its Subsidiaries are, and since the Look-back Date have been manufactured at facilities that are registered with the FDA, to the extent legally required, and that hold all other necessary manufacturing permits, registrations, licenses, approvals, or other authorizations from comparable local, state and foreign Governmental Authorities (the “Manufacturing Permits”). All Manufacturing Permits held by the Company or any of its Subsidiaries are current and valid. The systems, processes, and operations at the facilities at which cosmetics, drug products and medical devices manufactured by or on behalf of the Company or any of its Subsidiaries are, and since the Look-back Date have been, in material compliance with all requirements or obligations of the Manufacturing Permits. Neither the Company nor any of its Subsidiaries have received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Manufacturing Permits. All facilities of the Company and its Subsidiaries used to manufacture medical devices manufactured, marketed, sold or distributed by or on behalf of the Company hold valid and current Medical Device Single Audit Program (MDSAP) certifications and certifications of compliance with ISO 13485:2016.

(g) Since the Look-back Date, neither the Company nor any of its Subsidiaries has initiated, conducted or issued, or caused to be initiated, conducted or issued, or been required to initiate, conduct or issue any recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any cosmetic, drug product or medical device manufactured, tested, developed, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

(h) As of the date of hereof, neither the Company and its Subsidiaries nor any of their facilities that manufacture cosmetics, drug products or medical devices manufactured, marketed, sold or distributed by or on behalf of the Company or any of its Subsidiaries are undergoing any FDA inspection or, to the Company’s Knowledge, any other comparable Governmental Authority investigation, inspection, or audit under applicable Health Care Laws.

(i)  Except as set forth on Schedule 4.14(i), each of the Company and its Subsidiaries holds and is in compliance, in all material respects, and has been, since the Look-back Date, in compliance, in all material respects, with all material Permits, including Product Registrations and Manufacturing Permits, which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. All such material Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice of any pending or, to the Company’s Knowledge, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(j)  Since the Look-back Date, (i) neither the Company nor any of its Subsidiaries has violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Company’s Knowledge, representative, consultant or other Person acting for or on behalf of the Company or any of its Subsidiaries has violated any Anticorruption Law, and (iii) neither the Company nor any of its subsidiaries has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Company’s Knowledge, threatened. Each of the Company and its Subsidiaries has adopted and maintains policies, procedures and controls reasonably designed to promote compliance with all applicable Anticorruption Laws in all material respects.

(k) Since the Look-back Date, neither the Company nor any of its Subsidiaries, nor any director, officer or managing employee of the Company has been a Sanctioned Person.

Section 4.15 Environmental Compliance. Except as set forth on Schedule 4.15:

(a) The Company and its Subsidiaries are, and since the Look-back Date have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not be material to the Company and its Subsidiaries.

(b) The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under Environmental Laws for the operations of the Company and its Subsidiaries as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations, except where the failure to so obtain, possess or comply would not be material to the Company and its Subsidiaries.

(c) Neither the Company nor any Subsidiary has received, since the Look-back Date, any written notice of material violation of or notice of material Liability arising under, Environmental Laws, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved.

(d) There are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, pursuant to Environmental Laws that would be material to the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of, or Liability under Environmental Laws, and that would be material to the Company and its Subsidiaries.

(f)  There have been no Releases of Hazardous Materials at any location that have resulted or would reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries.

Section 4.16 Customers, Distributors and Suppliers. Section 4.16 of the Disclosure Schedules sets forth a complete and accurate list of the top ten customers of the Company and its Subsidiaries based on calendar year 2019 sales (the “Top Customers”), top ten distributors based on calendar year 2019 sales (the “Top Distributors”), and top ten suppliers based on calendar year 2019 spend of the Company and its Subsidiaries (the “Top Suppliers”). Since January 1, 2019, none of the Company and its Subsidiaries has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to the Company or any of its Subsidiaries. Since January 1, 2019, none of the Company and its Subsidiaries has received any notice from any Top Customer or Top Distributor to the effect that such customer or distributor will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing or distributing products of the Company and its Subsidiaries.

Section 4.17 Affiliated Transactions. Except as set forth on Schedule 4.17, none of the Company Stockholders, any equityholder, partner, member, officer, director, employee or any Affiliate of the Company Stockholders (other than the Company and its Subsidiaries) or any officer, director, manager, equityholder or Affiliate of the Company or any of its Subsidiaries or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to the Company or any of its Subsidiaries or has any interest in any material property, asset or right, tangible or intangible, used by the Company and its Subsidiaries, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with the Company or any of its Subsidiaries (any such agreement, arrangement, Contract, commitment or transaction, an “Affiliate Agreement”).

Section 4.18 Employees. Except as set forth on Schedule 4.18, neither the Company nor any of its Subsidiaries has experienced any, nor to the Company’s Knowledge has there been any threatened, strike, concerted work stoppage, or other material collective bargaining dispute, in each case since the Look-back Date. None of the employees of the Company and its Subsidiaries are represented by any union, works council or similar organization with respect to their employment with the Company or any of its Subsidiaries. Since the Look-back Date, (a) to the Company’s Knowledge, there has been no organizational effort pending or threatened by or on behalf of any labor union, works council or similar labor organization with respect to employees of the Company or any of its Subsidiaries and (b) no labor organization or group of employees of the Company and its Subsidiaries has made a demand for recognition or certification, and there have been no representation or certification proceedings or petitions seeking representation pending with the National Labor Relations Board, any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries is party to or otherwise bound by any collective bargaining agreements or other Contracts with any labor union, works council or similar labor organization, and no collective bargaining or similar labor agreements are currently being negotiated by the Company or any of its Subsidiaries. Since the Look-back Date, the Company and its Subsidiaries have been in material compliance with all applicable Laws respecting labor, employment, terms and conditions of employment, occupational safety and health requirements, wages and hours, withholding of Taxes, employment discrimination, harassment, unlawful retaliation, equal opportunity, classification of exempt and non-exempt employees and independent contractors, immigration, employee leave issues and unemployment insurance. Since the Look-back Date, there has been no material pending or, to Company’s Knowledge, threatened claim or litigation against the Company or its Subsidiaries, with respect to allegations of sexual harassment or sexual misconduct, and there have been no complaints in writing accusing any supervisory or managerial employee of the Company or its Subsidiaries of sexual harassment or sexual misconduct. Since the Look-back Date, neither the Company nor any of its Subsidiaries has effectuated any “mass layoff” or “plant closing” (each as defined in the WARN Act or any state, county or local equivalent) or implemented any early retirement or exit incentive program, in each case, in violation of the WARN Act.

Section 4.19 Acquisitions. All material business acquisitions for which the Company or any of its Subsidiaries has executed a letter of intent and is still pursuing are set forth on Schedule 4.19(a), and Parent has been provided true and correct copies of all such letters of intent and all other material written agreements and understandings with respect thereto. As of the date hereof, the Company is in advanced discussions regarding the acquisition of the distributors listed on Schedule 4.19(b).

Section 4.20 Company Information. The information relating to the Company and its Subsidiaries supplied by the Company expressly for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I or Merger Sub II for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

Section 4.21 Brokerage. Except for the fees and expenses of Jefferies LLC and Piper Jaffray & Co., there are no claims for, and the Company and its Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is or may be liable.

Section 4.22 No Other Representations and Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VI, NONE OF PARENT, MERGER SUB I OR MERGER SUB II OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB I OR MERGER SUB II OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PARENT, MERGER SUB I OR MERGER SUB II OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, MERGER SUB I OR MERGER SUB II TO THE COMPANY IN ARTICLE VI. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 4.22, CLAIMS AGAINST PARENT, MERGER SUB I OR MERGER SUB II OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD (AS DEFINED HEREIN).

Article V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS’ REPRESENTATIVE And The COMPANY STOCKHOLDERS

Subject to the terms, conditions and limitations set forth in this Agreement, the Stockholders’ Representative hereby represents and warrants to Parent, Merger Sub I, Merger Sub II, and each Company Stockholder (severally (and not jointly) and solely in respect of such Company Stockholder) represents and warrants to Parent, Merger Sub I and Merger Sub II upon the delivery of its Stockholder Consent and Joinder, as follows:

Section 5.01 Organization. Such Person is an entity duly organized, validly existing and in good standing under the Laws of its state of incorporation, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not, individually or in the aggregate, be material to such Person. Such Person is not in breach of its Organizational Documents in any material respect.

Section 5.02 Authorization; No Breach; Valid and Binding Agreement.

(a) Such Person has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Mergers). The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Stockholders’ Representative and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Mergers) and thereby.

(b) Except as set forth on Schedule 5.02(b), the execution, delivery and performance of this Agreement, the Stockholder Consent and Joinder and the Ancillary Agreements by such Person and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Person under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of such Person’s Organizational Documents, (ii) any Contract or instrument or Permit to which such Person or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Person or its properties or assets are subject; except where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, (x) be material to such Person or (y) prevent, materially impair or materially delay the consummation of the transactions contemplated hereby (including the Mergers).

(c) The execution and delivery of this Agreement, the Stockholder Consent and Joinder or any Ancillary Agreement by such Person do not, and the performance of this Agreement, the Stockholder Consent and Joinder or any Ancillary Agreement by such Person will not, require any Regulatory Approval except for: (i) the filing of the Certificates of Merger in accordance with the DGCL and the DLLCA; (ii) compliance with, filings under, and approvals of Governmental Authorities relating to, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NASDAQ; and (iii) Regulatory Approvals where the failure to obtain such Regulatory Approvals would not, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the Transactions.

(d) This Agreement and the Stockholder Consent and Joinder have been, and at Closing each Ancillary Agreement to which the Stockholders’ Representative is a party will be, duly executed and delivered by such Person and assuming that this Agreement, the Stockholder Consent and Joinder and each Ancillary Agreement is a valid and binding obligation of the other parties hereto, this Agreement, the Stockholder Consent and Joinder and each Ancillary Agreement to which such Person is a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.03 Title to Shares. Each Company Stockholder, has good and valid title to all of the Shares, free and clear of all Liens, and is the sole owner of the Shares, in each case that are set forth opposite such Company Stockholder’s name in Schedule 5.03.  Except as set forth on Schedule 5.03, the Shares are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Shares, other than restrictions on transfer imposed by applicable securities Laws and the Organizational Documents of the Company.

Section 5.04 Brokerage. Other than fees or commissions for which such Person will be solely responsible, there are no claims for, and the Company, Parent and their respective Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of such Person for which the Company, Parent or any of their respective Subsidiaries is or may be liable.

Section 5.05 Stockholder Information. None of the information supplied or to be supplied by such Person expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Person makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information that was not supplied by such Person for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 5.06 Tax Matters. Each of the Company Stockholders has not taken any action, and is not aware of any fact or circumstance (without conducting independent inquiry or diligence of any other party), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Each Company Stockholder is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 5.07 No Other Representations and Warranties. SUCH PERSON HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VI, NONE OF PARENT, MERGER SUB I OR MERGER SUB II OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SUCH PERSON, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB I OR MERGER SUB II OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PARENT, MERGER SUB I OR MERGER SUB II OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, MERGER SUB I OR MERGER SUB II TO THE COMPANY IN ARTICLE VI. SUCH PERSON HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 5.07, CLAIMS AGAINST PARENT, MERGER SUB I OR MERGER SUB II OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD (AS DEFINED HEREIN).

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT, Merger Sub I and Merger Sub II

Except (a) as set forth in the applicable disclosure schedules corresponding to the referenced section or subsection below, delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) and (b) for all representations of Parent other than those set forth in Section 6.01 through Section 6.04, Section 6.09 and Section 6.10, the Parent SEC Reports, and subject to the terms, conditions and limitations set forth in this Agreement, Parent, Merger Sub I and Merger Sub II hereby represent and warrant to the Company, as of the date of this Agreement and, provided the Closing occurs, the Closing Date (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 6.01 Organization and Power. Each of Parent, Merger Sub I and Merger Sub II is an entity duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. None of Parent, Merger Sub I and Merger Sub II is in breach of such Person’s Organizational Documents.

Section 6.02 Subsidiaries.(a) Parent has no direct or indirect Subsidiaries, and does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity, other than direct ownership of Merger Sub I and Merger Sub II. Neither Merger Sub I nor Merger Sub II has any assets or properties of any kind, does now conduct or has ever conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Each of Merger Sub I and Merger Sub II is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 6.03 Authorization; No Breach; Valid and Binding Agreement.

(a) Each of Parent, Merger Sub I and Merger Sub II has all requisite corporation or limited liability company power and authority to execute and deliver Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated thereby (including the Merger). The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent, Merger Sub I and Merger Sub II and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company action on the part of each of Parent, Merger Sub I and Merger Sub II, and no other corporate or limited liability company actions or proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby (including the Mergers) and thereby, other than the Parent Stockholder Approval.

(b) Except as set forth on Schedule 6.03(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent, Merger Sub I and Merger Sub II and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of Parent, Merger Sub I and Merger Sub II under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Parent’s, Merger Sub I’s or Merger Sub II’s Organizational Documents, (ii) any Contract or instrument or Permit to which Parent, Merger Sub I or Merger Sub II or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Parent, Merger Sub I or Merger Sub II is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 6.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution and delivery of this Agreement or any Ancillary Agreement by Parent, Merger Sub I or Merger Sub II do not, and the performance of this Agreement or any Ancillary Agreement by Parent, Merger Sub I or Merger Sub II will not, require any Regulatory Approval except for: (i) the filing of the Certificates of Merger in accordance with the DGCL and the DLLCA; (ii) compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NASDAQ, and (iii) Regulatory Approvals where the failure to obtain such Regulatory Approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) This Agreement has been, and at Closing each Ancillary Agreement to which Parent, Merger Sub I or Merger Sub II is a party will be, duly executed and delivered by each of Parent, Merger Sub I or Merger Sub II, as applicable, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto or thereto, this Agreement and each Ancillary Agreement to which Parent, Merger Sub I or Merger Sub II is a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 6.04 Capitalization.

(a) As of the date of this Agreement, (i) the authorized capital stock of Parent consists of (x) 200,000,000 shares of Parent Common Stock, par value $0.0001 (of which 46,000,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), (y) 20,000,000 shares of Class B common stock, par value $0.0001 (of which 11,500,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), and (z) 1,000,000 shares of blank check preferred stock, par value $0.0001 (of which none are issued or outstanding), and (ii) 24,666,666 shares of Parent Common Stock are issuable in respect of Public Warrants and Sponsor Warrants. No shares of Parent Common Stock are held in the treasury of Parent. Except for the Offer and the Transactions and except for the Sponsor Warrants and the Public Warrants noted above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All shares of Parent Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Closing Stock Consideration (including any shares of Parent Common Stock that may be issued as Earnout Shares) have been duly and validly authorized and, when issued to the Company Stockholders and the PIPE Investors pursuant to this Agreement and the Subscription Agreements, as applicable, shall be validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock (except for the Offer and as disclosed in Parent SEC Reports). There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To Parent’s Knowledge, except for the Sponsor Support Agreement and as set forth the Parent Disclosure Letter, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of Parent. There are no outstanding securities of Parent having the right to vote on any matters on which the holders of equity securities of Parent may vote or which are convertible into or exchangeable for, at any time, equity securities of Parent.

(b) The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub I Common Stock”). As of the date hereof, 1,000 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, are not subject to preemptive rights, and are held by Parent. Parent is the sole member of Merger Sub II, and all membership interests of Merger Sub II (“Merger Sub II Interests”) have been duly authorized and validly issued, and are not subject to preemptive rights.

(c) Except for the Public Warrants, the Sponsor Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, Merger Sub I or Merger Sub II is a party or by which any of them is bound obligating Parent, Merger Sub I or Merger Sub II to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Common Stock, Merger Sub I Common Stock, Merger Sub II Interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Common Stock, Merger Sub I Common Stock, Merger Sub II Interests or any other shares of capital stock or membership interests or other interest or participation in Parent, Merger Sub I or Merger Sub II.

Section 6.05 Litigation. Since the inception of Parent, there have been no, and there currently are no, actions, suits or Actions, pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, and neither Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority, in each case that would have a Parent Material Adverse Effect.

Section 6.06 SEC Filings and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or NASDAQ (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

Section 6.07 Parent Trust Amount. As of the date of this Agreement, the Parent Trust Amount is approximately $460,060,132.27.

Section 6.08 PIPE Investment Amount. Parent has delivered to the Company accurate and complete copies of each of the Subscription Agreements entered into by Parent with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $350,000,000 (the “PIPE Investment Amount”). As of the Closing Date, assuming (a) the funding of the full amount of the PIPE Investment Amount in accordance with and subject to the satisfaction of the conditions of the Subscription Agreements, (b) the accuracy in all material respects of the Company’s and the Stockholders’ Representative’s representations and warranties set forth in Article IV and Article V of this Agreement and compliance in all material respects by the Company with its covenants, agreements and obligations under Article VII of this Agreement, and (c) satisfaction of the condition set forth in Section 8.03(f), the aggregate amount of Available Cash will be sufficient to enable Parent to pay all cash amounts required to be paid by Parent under or in connection with this Agreement. To Parent’s Knowledge, with respect to each PIPE Investor as of the date hereof, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor. Neither the execution nor delivery by Parent, or, to Parent’s Knowledge, any other party thereto, of, nor the performance of Parent’s, or, to Parent’s Knowledge, any other party’s obligations under, such Subscription Agreement violates any applicable Laws. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement that would affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Parent or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.09 Brokerage. Other than fees or commissions for which Parent will be solely responsible, there are no claims for, and Parent and its Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Parent or any of its Subsidiaries for which Parent or any of its Subsidiaries is or may be liable.

Section 6.10 Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.11 Business Activities. Since its organization, other than as described in the Parent SEC Reports, Parent has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract or Actions binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by the Parent after Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Parent.

Section 6.12 Parent Information. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 6.13 Taxes

(a) Parent has not taken any action, and is not aware of any fact or circumstance (without conducting independent inquiry or diligence of any other relevant party), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) All of the membership interests in Merger Sub II are owned by Parent, and Merger Sub II is, and has been since formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent for U.S. federal income tax purposes.

Section 6.14 No Other Representations and Warranties. PARENT, MERGER SUB I AND MERGER SUB II HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV AND ARTICLE V, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY COMPANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB I AND MERGER SUB II, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY COMPANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB I, MERGER SUB II, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY OR THE COMPANY STOCKHOLDERS TO PARENT, MERGER SUB I AND MERGER SUB II IN ARTICLE IV AND ARTICLE V, RESPECTIVELY; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR ANY COMPANY STOCKHOLDER, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB I, MERGER SUB II OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE DUE DILIGENCE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 6.14, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD (AS DEFINED HEREIN).

Article VII

ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 7.01 The Company and Its Subsidiaries’ Operations Prior to the Closing.

(a) Between the date hereof and the earlier of (1) the date this Agreement is terminated in accordance with Article IX and (2) the Closing, except as set forth in Section 7.01(a) of the Company Disclosure Letter or expressly permitted by this Agreement or any Ancillary Agreement, or with the prior written approval of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to (x) operate in the Ordinary Course of Business, (y) use its reasonable best efforts to keep available the services of its current officers and employees, and (z) use its reasonable best efforts to preserve intact its existing assets, business organization and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it does business. Without limiting the generality of the foregoing, except as set forth in Section 7.01(a) of the Company Disclosure Letter or expressly permitted by this Agreement or any Ancillary Agreement, or with the prior written approval of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Company shall not, and shall cause each of its Subsidiaries to not take any of the following actions:

(i) amend the Organizational Documents of any of the Company or its Subsidiaries or form any Subsidiaries that are not wholly owned Subsidiaries;

(ii) split, combine or reclassify the Shares or any of the equity or equity-linked securities of Subsidiaries that are not wholly owned;

(iii) transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) equity securities;

(iv) (A) merge, consolidate or combine with any Person; or (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(v) make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Company and its Subsidiaries), except in the Ordinary Course of Business;

(vi) make a material change in any method of financial accounting or accounting practice of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(vii) sell, lease, license or otherwise dispose of any assets (whether by merger, sale of stock, sale of assets or otherwise), except in the Ordinary Course of Business except for any assets having an aggregate value of less than $250,000;

(viii) (A) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or its Subsidiaries in any Company-Owned IP Rights, in each case, that is material to any of the businesses of the Company and its Subsidiaries; (B) fail to diligently prosecute the Patent applications owned by the Company other than applications the Company, in the exercise of its good-faith business judgment, has determined to abandon; or (C) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of clauses (A) through (C), in the Ordinary Course of Business; provided that, in no event shall any of the Company or any of its Subsidiaries license on an exclusive basis any Company Registered IP;

(ix) issue or incur any additional Indebtedness except for borrowings under the Company’s existing credit facilities;

(x) amend or modify any agreements in respect of Indebtedness in a manner that would be adverse to the Company and its Subsidiaries, taken as a whole;

(xi) except as otherwise required by any Plan as in effect on the date of this Agreement or applicable Law: (A) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for any increases in the rate of base salary or wage of non-executive employees made in the Ordinary Course of Business that does not exceed 15% individually or 4.5% in the aggregate; (B) grant any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (C) enter into, amend (other than immaterial amendments) or terminate any Plan (other than annual renewal of welfare plans in the Ordinary Course of Business that does not result in a material increase in cost to the Company and its Subsidiaries); (D) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan; or (E) grant any equity or equity-based compensation awards;

(xii) (A) hire or engage any new employee or consultant, if such new employee or consultant will receive an annual base salary or annualized wages or fees in excess of $250,000; (B) terminate (other than for cause) the employment or service of, or furlough, any employee or consultant with an annual base salary or annualized wages or fees in excess of $250,000; or (C) implement or announce any employee terminations, furloughs or similar actions affecting a material portion of the employee base of the Company and its subsidiaries, taken as a whole;

(xiii) make (except for in the Ordinary Course of Business consistent with past practice, if any), change, revoke or amend any material Tax election, change any Tax accounting period or adopt (except in the Ordinary Course of Business consistent with past practice, if any) or change any method of Tax accounting (except as required by applicable Law), file any amended Tax Return, file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), fail to pay any material Taxes when due, enter into any “closing agreement” (as defined in Section 7121 of the Code or similar agreement) with any Tax authority, seek or apply for any Tax ruling, settle or compromise any material Tax liability, claim or assessment or right to a material Tax refund, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or the collection of any material Taxes (outside of the ordinary course of conducting such claim or assessment, which waiver would be in effect after the Closing);

(xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any of the Company or its Subsidiaries;

(xv) make any capital expenditure (or series of related capital expenditures) involving more than $250,000 individually, or more than $1,000,000 in the aggregate, other than in accordance with the Company’s capital expenditure budget attached hereto as Annex I (the “Capex Budget”);

(xvi) terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Material Contract, or enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that would constitute if it had been entered into or so modified or amended prior to the date of this Agreement, a Material Contract of the kind described in Sections 4.09(a)(v), (vii), (xi), (xii), (xiii), (xiv), (xv) or (xvii);

(xvii) declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Company and its Subsidiaries); or

(xviii) agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 7.01(a), the Company and its Subsidiaries may, without Parent’s consent, continue any reasonably necessary changes in their respective business practices adopted prior to the date hereof in response to COVID-19 and any COVID-19 Measures, and the Company and its Subsidiaries may, without Parent’s consent, take such further actions as are reasonably necessary in response to COVID-19 and any COVID-19 Measures, including to (i) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (ii) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures in a commercially reasonable manner; provided that, to the extent permitted by applicable Law, the Company shall keep Parent reasonably informed of, and consult with Parent prior to the taking of, any action(s) that would, in the absence of this Section 7.01(b), require Parent’s consent under Section 7.01(a).

Section 7.02 Operations of Parent, Merger Sub I and Merger Sub II Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or the Ancillary Agreements or with the prior approval of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not take any of the following actions:

(a) make any amendment or modification to any of the Organizational Documents of Parent, Merger Sub I or Merger Sub II or form any Subsidiary;

(b) make any amendment or modification to the Trust Agreement;

(c) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative acquisition or business combination to the Transactions if such activities or Contracts would materially impede or delay the consummation of the Transactions;

(d) other than the in connection with the Offer, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Parent;

(e) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Parent to the Sponsor, Parent’s officers or directors, or any Affiliate of the foregoing, for services rendered prior to, or for any services rendered in connection with, the consummation of the Transactions;

(f) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, Merger Sub I or Merger Sub II;

(g) make (except in the Ordinary Course of Business consistent with past practice, if any), change or revoke any material income Tax election, adopt (except in the Ordinary Course of Business consistent with past practice, if any) or change any material method of Tax accounting (except as required by applicable Law), file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material “closing agreement” (as defined in Section 7121 of the Code or similar agreement) with any Tax authority, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (outside of the ordinary course of conducting such claim or assessment, which waiver would be in effect after the Closing); or

(h) agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

Section 7.03 Access. Between the date hereof and the Closing, the officers, employees and authorized Representatives of Parent (at Parent’s expense) shall have reasonable access during normal business hours upon providing written notice to the Company no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of the Company and its Subsidiaries (including audit books) in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the operations of the Company and its Subsidiaries. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that (i) it would require any of the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or attorney work-product privilege, (ii) conflict with any third-party confidentiality obligations to which any of the Company or any of its Subsidiaries is bound or (iii) violate any applicable Law. Prior to the Closing, without the prior written consent of the Company, Parent shall not contact any suppliers to, or customers or other material business relationships of, the Company or any of its Subsidiaries in relation to the Transactions and Parent shall have no right to perform invasive or subsurface investigations.

Section 7.04 Confidentiality; Public Announcements.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. At Closing, the Confidentiality Agreement shall be automatically terminated in its entirety; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) The Parties have agreed to the text of a press release announcing the execution of this Agreement. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Parent are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the Company, in the case of Parent, or Parent, in the case of the Company. Notwithstanding the foregoing, without such prior written consent, (i) Parent shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions that is substantially consistent with information included in a press release or other public announcement previously approved pursuant to the preceding sentence and (ii) each Company Stockholder and their respective Affiliates shall be permitted to disclose on a confidential basis the terms of this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any of such party’s Affiliates.

Section 7.05 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties, including the Stockholders’ Representative, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Actions; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

(b) Without limiting the generality of the foregoing, neither Parent nor the Company shall, and each shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose a material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

Section 7.06 Regulatory Filings. Within ten (10) Business Days after the date hereof, with respect to the Transactions, the Parties shall make, or cause to be made, the filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Party from receiving any confidential competitively sensitive information required to be shared under this Section 7.06; provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Party’s prior written consent; and (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date. The filing fee for the HSR Act and for any other Regulatory Approval for the consummation of the Transactions shall be paid 50% by Parent and 50% by the Company.

Section 7.07 Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions and, to the extent required, the Designated Directors (the “Proxy Statement”) in preliminary form. Parent shall as promptly as reasonably practicable notify the Company of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Parent shall use reasonable best efforts to cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 7.07(d), the Parent Board Recommendation shall be included in the Proxy Statement. Parent will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent will cause the Proxy Statement to be transmitted to the Parent Stockholders as promptly as reasonably practicable.

(b) The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its Subsidiaries. Accordingly, the Company will, as promptly as reasonably practicable after the date of this Agreement, use its reasonable best efforts to provide Parent with all information concerning the operations and business of the Company and its Subsidiaries and their respective management and operations and financial condition, in each case, required or reasonably requested by Parent to be included in the Proxy Statement, including (i) the required financial statements of the Company and its Subsidiaries prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Company’s independent public accountants, (ii) required selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, and (iii) required management’s discussion & analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to cooperate with Parent in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. The Company shall use reasonable best efforts to make the managers, directors, officers and employees of the Company and its Subsidiaries available to Parent and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement, as reasonably requested by Parent, and responding in a timely manner to comments on the Proxy Statement and such other filings from the SEC.

(c) Parent will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Parent, all action necessary to call, hold and convene an extraordinary general meeting of Parent (including any permitted adjournment) (the “Parent Special Meeting”) to consider and vote upon the Parent Stockholder Proposals as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Parent Special Meeting to consider and vote upon the Parent Stockholder Proposals has been called and noticed, except as required by Law, Parent will not postpone or adjourn the Parent Special Meeting without the consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Parent Stockholders prior to the Parent Special Meeting, or (iii) an adjournment or postponement to solicit additional proxies from the Parent Stockholders to the extent Parent has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Parent Stockholder Proposals, provided that, in the case of an postponement or adjournment in accordance with clause (i), (ii) or (iii), above, such postponement or adjournment (A) may be no more than ten (10) Business Days from the original date of the Parent Special Meeting and (B) for the avoidance of doubt shall not require the consent of the Company. Subject to Section 7.07(d), following delivery of the Proxy Statement to the Parent Stockholders, Parent will use reasonable best efforts to solicit approval of the Parent Stockholders Proposals by the Parent Stockholders.

(d) Subject to this Section 7.07(d), the Parent Board will recommend that the Parent Stockholders approve the Parent Stockholder Proposals (the “Parent Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Parent Stockholder Proposals, the Parent Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Parent Board Recommendation (any such action a “Change in Recommendation”) if the Parent Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a Change in Recommendation is required under applicable Law. Parent agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting for the purpose of voting on the Parent Stockholder Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting and submit for the approval of the Parent Stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(e) If at any time prior to the Closing Date, any event, circumstance or information relating to Parent or the Company, the Company or its Subsidiaries or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Parent or the Company, as applicable, that in the reasonable judgment of Parent should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by Parent and disseminated to the holders of the Parent Common Stock; provided that no information received by Parent pursuant to this Section 7.07(e) shall be deemed to change, supplement or amend the Company Disclosure Letter.

(f)   Subject to this Section 7.07, Parent shall use reasonable best efforts to complete the Offer as promptly as practicable and shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.07(f) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance its terms.

Section 7.08 Listing. From the date of this Agreement through the Closing, Parent shall use all reasonable efforts that are necessary or desirable for Parent to remain listed as a public company on, and for shares of the Parent Common Stock to be tradable over, the NASDAQ.

Section 7.09 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements; (ii) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Stockholders’ Representative prompt written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment) and (B) of any breach or default by any party to any Subscription Agreement known to Parent. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 7.10 FIRPTA Certificates; Forms W-9. The Company and each Company Stockholder shall deliver to Parent, prior to the Closing, a statement that such Person is not a “foreign person” for purposes of Section 1445 of the Code (such statement, a “FIRPTA Certificate”). Prior to the Closing, the Company and each Company Stockholder shall deliver to Parent a properly completed and executed Internal Revenue Service Form W-9 (the “Forms W-9”). It is agreed and understood that in no event shall the Company’s or any Company Stockholder’s failure to provide a FIRPTA Certificate or a Form W-9 be deemed to be a failure of any condition in this Agreement to have been met and the sole remedy of any such failure shall be to withhold Taxes under Section 3.10 of this Agreement.

Section 7.11 No Claim Against the Parent Trust. The Company and the Stockholders’ Representative acknowledge that they have read the Prospectus and that Parent has established the Parent Trust from the proceeds of its September 2020 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Parent’s holders of Public Shares (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (a) to the Public Stockholders in the event they elect to redeem shares of Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”); (b) to the Public Stockholders if Parent fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. The Company and Stockholders’ Representative hereby agree that they do not now and shall not at any time hereafter have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company and Stockholders’ Representative hereby irrevocably waive any Claims they may have, against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.11 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Stockholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to Parent’s underwriters in connection with the IPO). The Company and Stockholders’ Representative agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.11 shall not limit the Company’s or the Stockholders’ Representative’s right to seek specific performance against Parent pursuant to Section 11.13, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01 and Section 8.03, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.

Section 7.12 280G. The Company shall (i) take all actions necessary to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code) that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual, and (ii) deliver to the Company’s stockholders a disclosure statement that satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and solicit the approval of the Company’s stockholders under Section 280G(b)(5)(B). Neither the Company nor any of the Company’s Subsidiaries shall make any such excess parachute payments that are not so approved. The Company shall provide Parent with a copy of the form of such waiver, such disclosure statement, and the stockholder written consent for Parent’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, no less than three (3) days prior to delivery to each such disqualified individual and the Company’s stockholders, respectively. Within two (2) Business Days following the date of this Agreement, with respect to each “disqualified individual” of the Company, the Company shall provide to Parent a customary Section 280G analysis prepared by or on behalf of the Company that includes the Company’s good faith estimate of all payments and benefits that could be provided to such disqualified individual as a result of the transactions contemplated by this Agreement (alone or in combination with any other event) and such disqualified individual’s “base amount” as defined in Section 280G(b)(3) of the Code. If requested by Parent not less than five (5) Business Days prior to the Closing Date, the Company shall update such analysis to reflect the impact of the payments and benefits to be provided by Parent pursuant to any agreement entered into between Parent and a disqualified individual.

Section 7.13 Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Parent Common Stock by Parent, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Company and its Subsidiaries who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 7.14 Transaction Litigation. Each of Parent and the Company shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Action relating to the Transactions which is brought or threatened in writing against (a) Parent, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Company any of its Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, and (ii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed), and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.15 Financial Statements.

(a) As promptly as practicable following the date of this Agreement and in any event by January 15, 2021, the Company shall deliver to Parent complete and correct copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019, and December 31, 2018 and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for each twelve (12)-month period then ended, prepared in accordance with GAAP and accompanied by an unqualified audit report of the Company’s independent accountants, in each case that will be issued the date the preliminary proxy statement is filed and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 2020, and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for the nine (9)-month period then ended, prepared in accordance with GAAP and accompanied by a report of the Company’s independent accountants’ review of such financial statements in accordance with SAS 100 review procedures (collectively, the “Updated Financial Statements”).

(b) As promptly as practicable following January 1, 2021, the Company shall deliver to Parent complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for the twelve (12)-month period then ended, prepared in accordance with GAAP and accompanied by an unqualified audit report of the Company’s independent accountants (the “2020 Financial Statements”).

(c) Prior to the Closing, the Company shall provide to Parent within fourteen (14) days after each fiscal calendar month, such monthly financial data and information for the prior month, to the extent regularly prepared for the Company’s internal use.

Section 7.16 Treatment of Certain Company Indebtedness. At the Closing, Parent shall repay, or cause to be repaid, all outstanding amounts owed by the Company under the Company Credit Agreements including any amounts owed under any related promissory notes at the Closing Date pursuant to the Payoff Letters (as defined below) and the Company shall cause to be terminated all commitments of the applicable lenders in respect of the Company Credit Agreements (collectively, the “Closing Payoff”). With respect to the Company Credit Agreements, in order to facilitate the Closing Payoff, the Company shall, prior to Closing, (i) deliver all notices and take all other actions required to effect the Closing Payoff, (ii) obtain and deliver to Parent (x) customary payoff and termination documentation, in form and substance reasonably satisfactory to Parent (collectively, the “Payoff Letters”), which Payoff Letters shall provide that, to the extent applicable and unless otherwise agreed by the Parent, the applicable lenders have agreed to release all guarantees of such Indebtedness and all Liens in respect of such Indebtedness relating to the assets and properties of the Company, in each case, immediately upon receipt of the amounts indicated in such Payoff Letters and (y) customary release documentation for each related guarantee and each Lien in respect thereof (including mortgage releases), in each case, in form and substance reasonably satisfactory to Parent (the “Release Documentation”).

Section 7.17 Termination of Affiliate Agreements. Effective at the Closing, Sellers and the Company shall terminate or cause to be terminated all Affiliate Agreements set forth on Schedule 7.17 without any further right, obligation or liability of any Person thereunder.

Section 7.18 Director and Officer Liability; Indemnification.

(a) If the Closing occurs, Parent shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member, manager, Affiliate and agent of the Company and its Subsidiaries, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the Company and its Subsidiaries to survive the consummation of the Transactions and continue in full force and effect and be honored by the Company and its Subsidiaries after the Closing. The obligations of Parent under this Section 7.18 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 7.18 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 7.18 applies shall be third-party beneficiaries of this Section 7.18). If the Closing occurs, Parent shall cause the Company and its Subsidiaries to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 7.18.

(b) In the event Parent, the Company and its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Company or its Subsidiaries, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Section 7.18.

(c) The Company shall, or shall cause its Affiliates to, obtain a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the Company and its Subsidiaries or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date; provided, however, that in no event will Parent or its Subsidiaries (including, following the Closing, the Surviving Corporation and the Surviving LLC) be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the most recent annual premium paid by the Company and its Subsidiaries for such insurance.

Article VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

(a) Accuracy of Representations of the Company. (i) The representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, (ii) the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.04(a)) will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (iii) the representations and warranties of the Company set forth in Section 4.04(a) will be true and correct in all but de minimis respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date.

(b) Accuracy of Representations of the Stockholders’ Representative and Company Stockholders. The representations and warranties of the Stockholders’ Representative and Company Stockholders set forth in Article V shall be true and correct in all respects, on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(c) Compliance with Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof.

(e) Closing Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.01(a), Section 8.01(c) and Section 8.01(d).

(f)   Completion of Audit. Parent shall have received the Updated Financial Statements in accordance with Section 7.15(a) in all respects.

(g) Payoff and Releases. Parent shall have received the Payoff Letters and the Release Documentation in accordance with Section 7.16.

Section 8.02 Conditions to Obligations of the Company and the Stockholders’ Representative. The obligations of the Company and the Stockholders’ Representative to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Accuracy of Representations. (i) The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article VI (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Parent Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent, Merger Sub I and Merger Sub II to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect, and (ii) the Parent Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Compliance with Covenants. Parent, Merger Sub I and Merger Sub II shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) Closing Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.02(a) and Section 8.02(b).

Section 8.03 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) Receipt of HSR Approval. The HSR Approval shall have been obtained.

(b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby (including the Merger), and there shall not be any pending legal proceeding by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c) Parent Stockholder Approval. The approval of the Parent Stockholder Proposals (the “Parent Stockholder Approval”) shall have been duly obtained in accordance with the Delaware General Corporation Law, the Organizational Documents of Parent and the rules and regulations of NASDAQ.

(d) Listing. The shares of Closing Stock Consideration to be issued pursuant to the Transactions and the Subscription Agreements shall have been approved for listing on the NASDAQ, subject to official notice of the issuance thereof.

(e) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a511(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(f)   Minimum Cash. At the Closing Date, the Available Cash shall be an amount equal to or exceeding $390,000,000.

Article IX

TERMINATION

Section 9.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of Parent and the Company.

Section 9.02 Termination by Parent or the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either Parent or the Company if any permanent injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions (including the Merger) shall have become final and non-appealable.

Section 9.03 Termination by the Company. The Company may terminate this Agreement at any time prior to the Closing by written notice to Parent:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 8.01(a) incapable of fulfillment, and such violation or breach has neither been waived by the Company nor cured by Parent within thirty (30) days of Parent’s receipt of written notice of such violation or breach from the Company; provided, however, that the right to terminate this Agreement under this Section 9.03(a) shall not be available to the Company if the Company or the Stockholders’ Representative is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(b) if (i) the Closing shall not have occurred by June 8, 2021 (the “Termination Date”), provided, that the Termination Date may be extended (A) to a later date by mutual written consent of Parent and the Company or (B) to a date no later than August 8, 2021 by Parent, if the Company shall not have delivered the 2020 Financial Statements to Parent by March 1, 2021, in which case such later date determined in accordance with clause (A) or (B) shall be deemed the Termination Date for purposes of this Agreement; and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of the Company to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 9.04 Termination by Parent. Parent may terminate this Agreement at any time prior to the Closing by written notice to the Company:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Stockholders’ Representative set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of the Company or Stockholders’ Representative shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 8.02(a) incapable of fulfillment, and such violation or breach has neither been waived by Parent nor cured by the Company or the Stockholders’ Representative within 30 days of the Stockholders’ Representative’s receipt of written notice of such violation or breach from Parent; provided, however, that the right to terminate this Agreement under this Section 9.04(a) shall not be available to Parent if Parent is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(b) if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of Parent to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

(c) if the Company Stockholder Approval and the Stockholder Consent and Joinder shall not have been delivered to Parent by each Company Stockholder within 24 hours following the execution and delivery of this Agreement.

Section 9.05 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, all further obligations of the Parties under this Agreement (other than those contained in Section 7.11, this Section 9.05, Article XI and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to any other Party; provided that nothing herein shall relieve any Party from liability for such Party’s willful breach of this Agreement prior to such termination; provided, further, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of this Agreement in accordance with its terms neither the Company nor Parent shall be relieved or released from liability for willful breach of this Agreement or for Fraud.

Article X

TAX MATTERS

Section 10.01 Cooperation. After the Closing Date, Parent and the Company Stockholders shall provide each other with reasonable cooperation in connection with the preparation and filing of Tax Returns of the Company and its Subsidiaries and any Tax audit, contest, claim or other proceeding in respect of any Tax Returns of Taxes of the Company and its Subsidiaries, and shall make available to the other and to any Taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company and its Subsidiaries for all periods (or portions thereof) that end prior to or on the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

Section 10.02 Straddle Period Allocation. For purposes of the Agreement, in the case of a Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (b) in the case of all other Taxes, determined as though the taxable year of the Company and its Subsidiaries terminated at the end of the Closing Date.

Section 10.03 Tax Sharing Agreements. All Tax sharing agreements and arrangements between or among (a) any of the Company and its Subsidiaries, on the one hand, and (b) any of the Company Stockholders, their direct or indirect owners or any of their respective Affiliates, on the other hand, shall be terminated as of the Closing and none of the Company and its Subsidiaries shall have any further rights or liabilities thereunder.

Section 10.04 Tax Treatment of the Mergers; Allocation of Merger Consideration.

(a) For United States federal income tax purposes, the Parties intend that (x) the Mergers will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (y) this Agreement be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of any other relevant party), or has taken or will take any action, whether before or after the Mergers, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify for the Intended Tax Treatment. The Mergers, taken together, shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by applicable Tax Law pursuant to a final “determination” by an applicable Governmental Authority within the meaning of Section 1313(a) of the Code.

(b) For United States federal income tax purposes, pursuant to and in accordance with Treasury Regulations Section 1.356-1(b) and the proviso set forth at the end of the definition of “Pro Rata Share” (and assuming the Stockholders’ Representative compliance therewith), (i) all cash consideration payable to the holders of Company capital stock pursuant to the Merger shall first be treated as paid in exchange for, and in respect of, shares of Company Preferred Stock to the extent of the amount to which such shares of Company Preferred Stock would be entitled pursuant to the Company’s Organizational Documents in a liquidation of the Company at the First Effective Time and (ii) all remaining consideration payable to the holders of Company capital stock hereunder shall be paid in exchange for, and in respect of, the shares of Company Common Stock.

Article XI

GENERAL PROVISIONS

Section 11.01 Stockholders’ Representative.

(a) Each of the Company Stockholders hereby appoints the Stockholders’ Representative as its representative in respect of all matters arising under this Agreement or the Transactions, and the Stockholders’ Representative is and shall be authorized by each Company Stockholder to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholders’ Representative, including to enforce any rights granted to any Company Stockholder hereunder, in each case as the Stockholders’ Representative believes is necessary or appropriate under this Agreement and the Ancillary Agreements, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholders’ Representative and no Company Stockholder shall be permitted to take any such actions. The Stockholders’ Representative shall not be liable to the Company Stockholders for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholders’ Representative of the Stockholders’ Representative’s duties or the exercise by the Stockholders’ Representative of the Stockholders’ Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholders’ Representative. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Agreements, and to consent to any amendment hereof or thereof on behalf of all Company Stockholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholders’ Representative relating to this Agreement or any Ancillary Agreement.

(b) The Company Stockholders will indemnify and hold harmless the Stockholders’ Representative from and against any and all costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages or liabilities (“Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and the Ancillary Agreements, in each case as such Loss is suffered or incurred; provided that in the event that any such Loss is finally adjudicated to have been directly caused by the willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such willful misconduct. The Stockholders’ Representative shall be entitled to reimbursement by the Company Stockholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholders’ Representative in such capacity. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(c) The Parties acknowledge and agree that neither Parent, Merger Sub I, Merger Sub II, the Company, nor any other Affiliate of Parent (the “Parent Indemnified Parties”) shall have any liability of any kind or nature to any Company Stockholder or any other Person relating to, and the Company Stockholders and the Stockholders’ Representative will indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses arising out of, the allocation, payment or distribution of any amounts, including the Merger Consideration or any component thereof, by the Stockholders’ Representative under this Agreement.

Section 11.02 Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 11.02 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Fraud.

Section 11.03 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 11.04 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally (a) agrees that any Action, at law or equity, arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such Action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence an Action against the other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 11.04. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence an Action against the other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 11.04.

Section 11.05 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.05.

Section 11.06 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one (1) Business Day after deposit with a nationally recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five (5) Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Parent, Merger Sub I or Merger Sub II, to:

Vesper Healthcare Acquisition Corp.
1819 West Avenue, Bay 2
Miami Beach, FL 33139
Attention: Brenton L. Saunders and Manisha Narasimhan
Email: Brent.Saunders@vesperhealth.com and Manisha.Narasimhan@vesperhealth.com with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew R. Brownstein, Igor Kirman and DongJu Song
Email: ARBrownstein@wlrk.com, IKirman@wlrk.com and DSong@wlrk.com

If to the Company or the Stockholders’ Representative:

LCP Edge Holdco, LLC

c/o Linden Capital Partners LLC

150 North Riverside Plaza, Suite 5100

Chicago, IL 60606

Attention:	Brian Miller

Kam Shah

Email:	bmiller@lindenllc.com

kshah@lindenllc.com

and

DW Healthcare Partners IV (B), LP

1413 Center Drive, Ste 220

Park City, Utah 84098

Attention:	Doug Schillinger

Email:	dschillinger@dwhp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654

Attention:	Robert A. Wilson, P.C.

Maggie D. Flores

Email:	robert.wilson@kirkland.com

maggie.flores@kirkland.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 11.06.

Section 11.07 Successors and Assigns; Benefit.

(a) The rights of any Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b) This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties, the Company Indemnitees pursuant to Section 7.18 and such permitted assigns, any legal or equitable rights hereunder.

Section 11.08 Entire Agreement; Amendments; Waiver.

(a) This Agreement and the Exhibits and Disclosure Letters referred to herein, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents, whether express or implied, between or among any of the Parties with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the Parties. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 11.09 Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letters and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Articles, Exhibits and Disclosure Letters, unless otherwise indicated, are references to Sections and Articles of and Exhibits and Disclosure Letters to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract or Permit is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) “$” or “US$” means United States Dollars; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) references to a Person are also to its permitted successors and assigns; (g) all references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated and all payments hereunder shall be in US$; and (h) each accounting term used but not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 11.11 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.12 Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, documentary, excise, and similar Taxes, if any, that are imposed on the Mergers (collectively, “Transfer Taxes”), except for any such Transfer Taxes that are imposed on, and are the expenses of, the Company Stockholders (which shall be borne by the Company Stockholders), shall be borne by Parent. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the Company Stockholders or Parent, as applicable. The parties shall reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to any Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 11.13 Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 11.14 Mutual Release. Effective upon the Closing, Parent, Merger Sub I, Merger Sub II and the Company, on the one hand, and each Company Stockholder, on the other hand, on behalf of itself, its Affiliates, and each of its former, present and future Subsidiaries, and each of their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders or controlling Persons, or any successor or assign of any of the foregoing (each of the foregoing, a “Releasing Party”), hereby irrevocably and unconditionally releases and forever discharges each former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the other parties, and their Subsidiaries or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of the Company or of any of its present or former Subsidiaries) (each of the foregoing, a “Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Releasing Parties had, now has or may in the future have, at law or in equity, against any Released Party in any way, in each case in respect of any cause, matter or thing relating to the Company or its Subsidiaries or the operation of the business, operations or properties of the Company and its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company and its Subsidiaries or the operation of the business, operations or properties of the Company and its Subsidiaries, in each case, occurring or arising on or prior to the date hereof (each, a “Released Claim”); provided, however, that the Releasing Parties expressly do not release their rights and interests (a) under this Agreement, any Affiliate Agreements or any agreements contemplated hereby, (b) with respect to any claim of, right of, obligation to, debt to, liability to, action of or cause of action of the Company or any Subsidiary (or any successor thereof) against any Released Party to the extent resulting from the Released Party’s status as a director, officer or employee of the Company or any of its Subsidiaries (including claims with respect to willful misconduct or criminality), or (c) claims, rights, obligations, debts, liabilities, actions or causes of action for fraud. Each of the parties hereto covenants and agrees that it will honor such release and will not take any action inconsistent therewith (including commencing any action with respect to, or directly or indirectly transferring to another Person, any Released Claim). This Section 11.14 shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Released Parties and shall be binding on all successors and permitted assigns of the Released Parties.

Section 11.15 No Recourse. Except in the case of Fraud, all Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 11.07), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of Fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

VESPER HEALTHCARE ACQUISITION CORP.

By:	/s/ Brenton L. Saunders
	Name:	Brenton L. Saunders
	Title:	Chief Executive Officer

MERGER SUB I:

HYDRATE MERGER SUB I, INC.

By:	/s/ Brenton L. Saunders
	Name:	Brenton L. Saunders
	Title:	President and Chief Executive Officer

MERGER SUB II:

HYDRATE MERGER SUB II, LLC

By:	/s/ Brenton L. Saunders
	Name:	Brenton L. Saunders
	Title:	President and Chief Executive Officer

THE COMPANY:

LCP EDGE INTERMEDIATE, INC.

By:	/s/ Kamlesh Shah
	Name:	Kamlesh Shah
	Title:	Vice President, Assistant Treasurer and Assistant Secretary

THE STOCKHOLDERS’ REPRESENTATIVE:

LCP Edge Holdco, LLC

By:	/s/ Kamlesh Shah
	Name:	Kamlesh Shah
	Title:	Vice President, Assistant Treasurer and Assistant Secretary

Exhibit A

FORM OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VESPER HEALTHCARE ACQUISITION CORP.

[●]

Vesper Healthcare Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Vesper Healthcare Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 8, 2020. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on September 29, 2020 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3. This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is [●] (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

1

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. Subject to Section 4.2, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 321,000,000, consisting of (a) 320,000,000 shares of common stock (the “Common Stock”), including two separate classes of common stock consisting of (i) 300,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”); and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Class B Common Stock. Following the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware and immediately prior to the Corporation’s consummation of any business combination, each share of Class B Common Stock outstanding immediately prior to the filing of this Second Amended and Restated Certificate shall automatically be converted into one share of Class A Common Stock without any action on the part of any person, including the Corporation, and concurrently with such conversion, the number of authorized shares of Class B Common Stock shall be reduced to zero.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent now or hereafter provided by law to adopt any such resolution or resolutions.

Section 4.4  Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

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(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.6  No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated By Laws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Second Amended and Restated Certificate, the Board is expressly authorized to make, alter and repeal the Bylaws, but any Bylaws adopted by the Board may be adopted, amended, altered or repealed by the stockholders entitled to vote thereon; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

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Section 7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2  Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend, advance expenses and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (including by making any payment directly to the applicable third parties if requested by the indemnitee); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses (which are, for the avoidance of doubt, indemnified proceedings and expenses), the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was, or is, authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. If the DGCL is amended after the effectiveness of this Second Amended and Restated Certificate to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

Section 9.1 The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

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Section 9.2 Without limiting the foregoing, to the extent permitted by applicable law, each of BLS Investor Group LLC, Linden Manager III LP, DW Management Services, L.L.C. and the investment funds affiliated with the foregoing and their respective successors and Affiliates (as defined in Section 10.3) (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

Section 9.3 Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

Article X
BUSINESS COMBINATIONS

Section 10.1 Opt Out of DGCL 203. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Section 10.2 Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

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(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 10.3 Definitions. For purposes of this Article X, the term:

(a) “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation: (A) with the interested stockholder; or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) – (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

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(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

(f) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: (A) the Sponsor Holders or their transferees; or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has: (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

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(h) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i) “Sponsor Holders” means the equityholders of BLS Investor Group LLC and their respective successors and Affiliates.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Article XI
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Section 7.1, Section 7.3, Article VIII, Article IX, Article X and this Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XII
exclusive forum

Section 12.1  Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as they may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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Section 12.2 Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act (as defined in Section 10.3) or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XIII
Severability

If any provision or provisions of this Second Amended and Restated Certificate (including any Preferred Stock Designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, any Preferred Stock Designation relating to any series of Preferred Stock and each portion of any paragraph of this Second Amended and Restated Certificate or Preferred Stock Designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate (including, without limitation, any Preferred Stock Designation relating to any series of Preferred Stock and each such portion of any paragraph of this Second Amended and Restated Certificate or Preferred Stock Designation containing any such provision or provisions held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XIII.

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IN WITNESS WHEREOF, Vesper Healthcare Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

VESPER HEALTHCARE ACQUISITION CORP.

By:
Name:	Brenton L. Saunders
Title:	Chairman of the Board

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit B

FORM OF AMENDED AND RESTATED BY LAWS
OF
[●]

Article I
OFFICES

Section 1.1 Registered Office. The registered office of [●] (the “Corporation”) within the State of Delaware shall be located at either: (a) the principal place of business of the Corporation in the State of Delaware; or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (the “Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3); provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of the Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either: (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the annual meeting by or at the direction of the Board; or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation: (A) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting; and (B) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting, or if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a). In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting; (B) the name and record address of such stockholder, as they appear on the Corporation’s books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made and their respective affiliates or associates or others acting in concert therewith; (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made and their respective affiliates or associates or others acting in concert therewith; (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business; (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; (G) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith; (H) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has any right to vote any class or series of shares of the Corporation; (I) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”); (J) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation; (K) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (L) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith; (M) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith; (N) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (O) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any; and (P) any other information relating to such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article III
DIRECTORS

Section 3.1 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures or, with respect to LCP Edge Holdco, LLC (“LCP”) and its affiliates, the Investor Rights Agreement between the Corporation and LCP, dated as of [●], shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made: (i) by or at the direction of the Board; or (ii) by any stockholder of the Corporation: (A) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting; and (B) who complies with the notice procedures set forth in this Section 3.2 (including the completed and signed questionnaire, representation and agreement required by Section 3.2(h) of these By Laws).

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation: (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the close of business on the 90th day before the meeting or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 100th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person; (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (ii) as to the stockholder giving the notice: (A) the name and record address of such stockholder, as they appear on the Corporation’s books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates or associates or others acting in concert therewith; (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates or associates or others acting in concert therewith; (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names); (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (E) any Derivative Instrument directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith; (F) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has any right to vote any class or series of shares of the Corporation; (G) any Short Interest; (H) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation; (I) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (J) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith; (K) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith; (L) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (M) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any; and (N) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) With respect to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraphs (d) above, also include a completed and signed questionnaire, representation and agreement required by Section 3.2(h) of these By Laws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these By Laws, including without limitation this Section 3.2, shall be eligible for election as directors.

(f) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(g) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

(h) To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2 of these By Laws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the corporation, with such individual’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time and (D) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4 Newly Created Directorships and Vacancies. Unless otherwise provided by the Certificate of Incorporation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.5 Chairman of the Board. The Board shall, from time to time by vote of the Board, elect a Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

Article IV
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board: (a) may be called by the Chairman of the Board or President; and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director: (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

Article VI
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 3.5 above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall: (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock; or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by: (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President; and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered; (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(ii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iii) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(iv) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII: (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice may be given: (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized delivery service; (ii) by means of facsimile telecommunication or other form of electronic transmission; or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for by a nationally recognized delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given: (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized delivery service; or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; (C) if sent for delivery by a nationally recognized delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above: (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of: (x) such posting; and (y) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if: (x) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and (y) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom: (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings to such stockholder during the period between such two consecutive annual meetings; or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that: (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Exhibit C

Form of Subscription Agreement

(Filed as Exhibit 10.1 to this Current Report on Form 8-K)

Exhibit D

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], by and among [●], a Delaware corporation (“Parent”), BLS Investor Group, LLC, a Delaware limited liability company (“Sponsor”), LCP Edge Holdco, LLC, a Delaware limited liability company (“Holdco”) and DW Healthcare Partners IV (B), L.P., a Delaware limited partnership (“DWHP” and, together with Holdco, the “Company Stockholders”). Capitalized terms used but not otherwise defined in this Agreement have the meaning ascribed to such term in the Agreement and Plan of Merger, dated as of December 8, 2020, by and among LCP Edge Intermediate, Inc., a Delaware corporation (the “Company”), Parent, Hydrate Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Hydrate Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”) and Holdco (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Company Stockholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Holders’ Parent Common Stock (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holders hereby agree not to, during the period commencing from the Closing and through the earlier of (x) the one hundred and eightieth (180) day anniversary of the date of the Closing and (y) the date after the Closing on which Parent consummates a Change of Control (as defined below) (the “Lock-Up Period”): sell, transfer to another or otherwise dispose of, in whole or in part, the Restricted Securities, whether any such transaction is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing, a “Prohibited Transfer”). The foregoing sentence shall not apply to:

(A) the transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution, on death by will or intestacy to a member of such Holders’ immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of such Holders’ immediate family or an affiliate of such person or pursuant to a qualified domestic relations order;

(B) the transfer of any or all of the Restricted Securities to any Permitted Transferee; or

(C) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;

provided, however, that in any of cases (A) or (B), it shall be a condition to such transfer that the transferee, if not a Company Stockholder, enters into a written agreement with the Company agreeing to be bound by the restrictions herein; provided, further, that in any of cases (A) or (B) such transfer or distribution shall not involve a disposition for value.

As used in this Agreement, the term “Change of Control” shall mean any bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that (i) any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of Parent or (ii) all of the Company’s stockholders have the right to exchange their shares of Parent Common Stock for cash, securities or other property.

As used in this Agreement, the term “Permitted Transferee” shall mean:

(i) as a distribution to the direct or indirect general partners, limited partners, shareholders, members of, stockholders, unitholders or owners of similar equity interests in a Holder;

(ii) to any affiliate of a Company Stockholder or to any fund or other entity controlled or managed by such entity or any of its affiliates, or to an investment manager or investment advisor of a Company Stockholder or an affiliate of any such investment manager or investment advisor; or

(iii) to a nominee or custodian of a person or entity to whom a distribution or transfer would be permissible under (i) or (ii) above.

The Holders further agree to execute such agreements as may be reasonably requested by Parent that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Parent may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

2

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Parent with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time.

(b) Third Parties. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(c) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules that would require the application of the laws of another jurisdiction). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such claim or cause of action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(d).

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(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one (1) Business Day after deposit with a nationally recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five (5) Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Parent:

Vesper Healthcare Acquisition Corp.

1819 West Avenue, Bay 2

Miami Beach, FL 33139

Attention:	Brenton L. Saunders
Manisha Narasimhan
Email:	Brent.Saunders@vesperhealth.com
Manisha.Narasimhan@vesperhealth.com

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew R. Brownstein
Igor Kirman
DongJu Song
Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
DSong@wlrk.com

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If to Sponsor:

BLS Investor Group, LLC

1819 West Avenue, Bay 2

Miami Beach, FL 33139

Attention:	Brenton L. Saunders
Manisha Narasimhan

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew R. Brownstein
Igor Kirman
DongJu Song
Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
DSong@wlrk.com

If to Holdco:

LCP Edge Holdco, LLC

c/o Linden Capital Partners LLC

150 North Riverside Plaza, Suite 5100

Chicago, IL 60606

Attention:	Brian Miller
Kam Shah
Email:	bmiller@lindenllc.com
kshah@lindenllc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Robert A. Wilson, P.C.
Maggie D. Flores
Email:	robert.wilson@kirkland.com
maggie.flores@kirkland.com

If to DWHP:

DW Healthcare Partners IV (B), LP

1413 Center Drive, Ste 220

Park City, Utah 84098

Attention:	Doug Schillinger
Email:	dschillinger@dwhp.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Robert A. Wilson, P.C.

Maggie D. Flores

Email:	robert.wilson@kirkland.com

maggie.flores@kirkland.com

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(g) Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of Parent then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by Parent, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No course of dealing between any Holder or Parent and any other party hereto or any failure or delay on the part of a Holder or Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(h) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and Parent will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of any of the Holders under any other agreement between any of the Holders and Parent or any certificate or instrument executed by any of the Holders in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of any of the Holders under this Agreement.

(k) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by other electronic means in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

[●]

By:
Name:
Title:

BLS INVESTOR GROUP, LLC

By:
Name:
Title:

LCP EDGE HOLDCO, LLC

By:
Name:
Title:

DW HEALTHCARE PARTNERS IV (B), L.P.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit E

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], is made and entered into by and among [●], a Delaware corporation (the “Company”), BLS Investor Group LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who is a Permitted Transferee (as defined below) of an Existing Holder and hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and, collectively, the “Existing Holders”) and the undersigned parties listed as New Holders on the signature pages hereto (each such party, together with any Person deemed a “New Holder” who is a Permitted Transferee of a New Holder and hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and, collectively, the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on September 29, 2020, the Company and the Sponsor entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2020, by and among the Company, Hydrate Merger Sub, Inc., a Delaware corporation, LCP Edge Intermediate, Inc., a Delaware corporation, and LCP Edge Holdco, LLC, a Delaware limited liability company;

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders will hold shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company is conducting a private placement of its Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements;

WHEREAS, certain New Holders may receive additional shares of Class A Common Stock (the “Earnout Shares”) pursuant to certain provisions in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term is defined in the Existing Registration Rights Agreement) at the time in question; and

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WHEREAS, the Company and Sponsor desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good-faith determination of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person, and, in the case of an individual, also includes any member of such individual’s Immediate Family; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control,” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) effected pursuant to a Registration Statement without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or requested by law to close.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

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“Class B Common Stock” shall mean Class B common stock, par value $0.0001 per share, of the Company.

“Closing Date” shall mean the date of the consummation of the transactions contemplated by the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall mean, as applicable, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the New Holders.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares held by the Existing Holders or their Permitted Transferees, the period ending on the earlier of (A) one year after the date hereof, (B) the first date that the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading-day period commencing at least one hundred and fifty (150) days after the date hereof, and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

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“Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and shall include adoptive relationships.

“Insider Letter” shall mean that certain letter agreement, dated as of September 29, 2020, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.

“Nasdaq” shall have the meaning given in subsection 3.1.4.

“New Holder(s)” shall have the meaning given in the Preamble.

“Participating Holder” shall have the meaning given in subsection 2.6.

“Permitted Transferees” shall mean (a) with respect to an Existing Holder, any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Private Placement Lock-Up Period or any other lock-up period, as the case may be, under the Insider Letter, the Private Placement Warrants Purchase Agreement, this Agreement and any other applicable agreement between such Existing Holder and the Company, and to any transferee thereafter; and (b) with respect to a New Holder, (i) in the case of an individual (1) by gift to a member of the individual’s Immediate Family, to a trust, the beneficiary of which is a member of the individual’s Immediate Family or an Affiliate of such Person, or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of the individual and (3) pursuant to a qualified domestic relations order or (ii) in the case of an entity, (1) by distribution to such entity’s members, partners, stockholders or equityholders, (2) to any of such entity’s Affiliates or to any fund or other entity controlled or managed by such entity or any of its Affiliates, or to investment manager or investment advisor of such entity or an Affiliate of any such investment manager or investment advisor and (3) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clause (b) of this definition, provided that such transferee to which a transfer is being made pursuant to clause (a) or (b) above, if not a Holder, enters into a written agreement with the Company agreeing to be bound by the restrictions, including restrictions specific to certain holders, herein.

“Person” shall mean any individual, corporation, partnership, unincorporated association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

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“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, the Private Placement Warrants and shares of Class A Common Stock issuable upon the exercise or conversion of the Private Placement Warrants, and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending thirty (30) days after the date hereof.

“Private Placement Warrants” shall mean the warrants to purchase shares of Class A Common Stock purchased by the Sponsor pursuant to the Private Placement Warrants Purchase Agreement.

“Private Placement Warrants Purchase Agreement” shall mean that certain Private Placement Warrants Purchase Agreement by and between the Company and the Sponsor, dated as of September 29, 2020.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares and the shares of Class A Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the Private Placement Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any issued and outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (d) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder (including the Working Capital Warrants and shares of Class A Common Stock issued or issuable upon the exercise of the Working Capital Warrants), (e) any outstanding shares of Class A Common Stock or any other equity security of the Company held by a New Holder issued in connection with the transactions contemplated by the Merger Agreement (including any Earnout Shares), (f) any other equity securities (including shares of Class A Common Stock) of the Company acquired by a New Holder at a time that they otherwise hold Registrable Securities and (g) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, subject in each case to the expiration of any applicable lock-up periods; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities are eligible for transfer without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without volume or other restrictions or limitations; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the New Holders, not to exceed $50,000.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereafter, all as the same shall be in effect from time to time.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

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“Shelf Underwritten Offering” shall mean an underwritten offering that is registered pursuant to a shelf registration statement, including a Block Trade.

“Sponsor” shall have the meaning given in the Preamble.

“Subscription Agreements” shall means those certain subscription agreements dated December 8, 2020 by and between the Company and certain subscribers to shares of Class A Common Stock.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Warrants” shall mean the warrants to purchase shares of Class A Common Stock, if any, that are converted from loans made to the Company of up to $1,500,000 by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors from time to time.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Shelf Registration. The Company shall, as soon as practicable, but in any event within sixty (60) days after the Closing Date (the “Filing Deadline”), file a Registration Statement under the Securities Act (the “Initial Shelf”) to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Initial Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the Filing Deadline (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Initial Shelf is reviewed by, and receives comments from, the Commission. The Initial Shelf filed with the Commission pursuant to this subsection 2.1.1 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Initial Shelf. The Initial Shelf shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause the Initial Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Initial Shelf is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of the Initial Shelf, but in any event within five (5) Business Days of such date, the Company shall notify the Holders of the effectiveness of such the Initial Shelf.

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2.1.2 Form of Registration. If the Company files the Initial Shelf on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its commercially reasonable efforts to file the Initial Shelf on Form S-1 as promptly as practicable to replace the shelf registration statement that is on Form S-3 and have the Initial Shelf declared effective as promptly as practicable and to cause such Initial Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Initial Shelf is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Shelf Takedowns. At any time and from time to time following the effectiveness of the Initial Shelf, any Holder may request to sell all or a portion of their Registrable Securities in a Shelf Underwritten Offering; provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering (such amount of Registrable Securities, the “Minimum Amount”). Notwithstanding the foregoing, the New Holders may request to sell their Registrable Securities in a Shelf Underwritten Offering yielding less than the Minimum Amount to the extent that such request comprises all of the remaining Registrable Securities held by such New Holder. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Take Down Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable, within five (5) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company.

2.1.4 At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

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2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1, outstanding covering Registrable Securities, following the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-up Period or any other lock-up period, as the case may be, a Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within two (2) days of the Company’s receipt of the Demand Registration, notify, in writing all other Holders of Registrable Securities (other than a Demand Registration with respect to any Registrable Securities to be distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period, Private Placement Lock-up Period or any other lock-up period, as the case may be) of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (A) an aggregate of two (2) Registrations pursuant to a Demand Registration initiated by the Existing Holders and (B) an aggregate of five (5) Registrations pursuant to a Demand Registration initiated by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities. Notwithstanding the foregoing, (i) the Company shall not be required to give effect to a Demand Registration from a Demanding Holder if the Company has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one hundred and eighty (180) days, or (ii) the Company’s obligations with respect to any Demand Registration shall be deemed satisfied so long as the Registration Statement filed pursuant to subsection 2.1.1 includes all of such Demanding Holder’s Registrable Securities and is effective.

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2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, (b) the Company has complied with all of its obligations under this Agreement with respect thereto and (c) at least 75% of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration pursuant to a Demand Registration have been sold. If, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election. The Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell for its own account and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities;

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(b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities,

(c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class A Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and

(d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. For the avoidance of doubt, any Demand Registration withdrawn pursuant to this subsection 2.2.5 shall be counted toward the aggregate number of Demand Registrations the Company is obligated to effect pursuant to subsection 2.2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

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2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, for a dividend reinvestment plan, (d) for any issuances of securities in connection with a transaction involving a merger, consolidation, sale, exchange, issuance, transfer, reorganization or other extraordinary transaction between the Company or any of its Affiliates and any third party, or (e) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities (excluding the Sponsor with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable) as soon as practicable but not less than twenty (20) days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (ii) describe such Holders’ rights under this Section 2.3, and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (a) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (c) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

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2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Class A Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class A Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good-faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

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2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good-faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good-faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board (or, if applicable, any Co-Chairman of the Board) stating that in the good-faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

2.5 Block Trades. Notwithstanding any other provision of this Agreement, but subject to Sections 2.4 and 3.4, if the New Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the New Holders shall provide written notice to the Company at least two (2) business days prior to the date such Block Trade is anticipated to commence. If requested by the New Holders, the Company will promptly notify other Holders of such Block Trade and such notified Holders may elect whether or not to participate no later than the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by the New Holders), and the Company will as expeditiously as possible use its best efforts to facilitate such Block Trade (which may close as early as two (2) Business Days after the date it commences). Notwithstanding anything to the contrary in this Agreement, no Holder (other than a New Holder) will be permitted to participate in an Block Trade without the consent of the New Holders. Any Holder’s request to participate in a Block Trade shall be binding on such Holder.

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2.6 Lock-up Periods.

2.6.1 Notwithstanding anything to the contrary contained in this Agreement, except with respect to transfers to a Permitted Transferee, each Existing Holder agrees not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Founder Shares during the Founder Shares Lock-Up Period or Private Placement Warrants during the Private Placement Lock-Up Period; provided that, except with respect to transfers to a Permitted Transferee, the Sponsor shall not sell, transfer or otherwise dispose of shares of Class A Common Stock, Class B Common Stock or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company during the period beginning on the date of this Agreement and ending on the first anniversary of the date of this Agreement, other than (a) as distributions to limited partners or members of the Sponsor; and (b) by virtue of the laws of the State of Delaware or of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor, in each case immediately following which Brent Saunders and Manisha Narasimhan shall collectively hold a majority of the Founder Shares then outstanding; provided, further, that in the event of any such distribution, liquidation or dissolution that results in Brent Saunders and/or Manisha Narasimhan becoming Existing Holders, except with respect to transfers to their Permitted Transferees, such person(s) (and their Permitted Transferees to whom they transfer) shall not sell, transfer or otherwise dispose of shares of Class A Common Stock, Class B Common Stock or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company during the period beginning on the date of this Agreement and ending on the first anniversary of the date of this Agreement.

2.6.2 Each Holder participating in a Registration (each, a “Participating Holder”) agrees, to the extent requested in writing by a managing Underwriter, if any, of any Underwritten Offering hereunder, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144, any shares of Common Stock, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company other than as part of such underwritten public offering during the time period reasonably requested by the managing underwriter, not to exceed 30 days from the date such Underwritten Offering is priced. Notwithstanding the foregoing, (i) no Participating Holder shall be required to agree to any such restrictions unless each other Participating Holder is also required to agree to such restrictions, (ii) the managing Underwriter (if any) may waive such restrictions in its reasonable discretion upon the written request of a Holder, subject to the terms set forth in any written lock-up agreement with respect thereto, and (iii) any waiver or release of such lock-up, holdback or similar agreement shall be on a consistent basis among the Participating Holders.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof. When effective, the Registration Statements filed pursuant to this Agreement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement. In connection with effecting a Registration of Registrable Securities pursuant to this Agreement, the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and, except as otherwise set forth herein, use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority in interest of the applicable Holders of Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges, including the applicable Nasdaq Stock Market (“Nasdaq”), as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.8 at least five (5) business days (or, in the case of a Block Trade, at least one (1) day) prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the New Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of any Registration Statement and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that, if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering that the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

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3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company instructs is necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time required to resolve such issue, but in no event more than sixty (60) consecutive days, determined in good faith by the Board to be necessary for such purpose; provided that the Company shall not defer its obligations in this manner more than twice during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. The Holders agree that, except as required by applicable law, the Holders shall treat as confidential the receipt of written notice from the Company under this Section 3.4 (provided that in no event shall such notice contain any material nonpublic information of the Company) and shall not disclose or use the information contained in such written notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a holder of Registrable Securities in breach of the terms of this Agreement.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

3.6 Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

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ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any Misstatement or alleged Misstatement, except insofar as the same are contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and agents and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any Misstatement or alleged Misstatement, but only to the extent that such Misstatement or alleged Misstatement is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any Misstatement or alleged Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail (provided no “bounce back” or notice of non-delivery is received) or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1819 West Avenue, Bay 2, Miami Beach, FL 33139, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders hereunder may not be assigned or delegated by the Company or the Holders, as the case may be, in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Existing Holder who is subject to either or both the Founder Shares Lock-up Period or the Private Placement Lock-up Period may assign or delegate such Existing Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, to an Affiliate or as otherwise permitted pursuant to the terms of the Founder Shares Lock-up Period, the Private Placement Lock-up Period or other lock-up period, as applicable.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment (including to a Permitted Transferee) by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, respectively, in a manner that is materially adversely different from the Existing Holders or New Holders, as applicable, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question; provided, further, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements in connection with the PIPE Investment, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. The Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. To the extent the Company grants any Person(s) the right to request the Company or any of its subsidiaries to register any equity securities of the Company or any of its subsidiaries or any securities convertible or exchangeable into or exercisable for such securities, the Company shall grant piggyback registration rights to the New Holders in connection therewith.

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5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement, (b) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (c) with respect to a particular Holder, the date as of which all Registrable Securities held by such Holder have been sold (x) pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (y) under Rule 144 or another exemption from registration under the Securities Act; provided that, for purposes of this Section 5.7, securities constituting Registrable Securities shall be determined without regard and without giving effect to clause (D) contained in the definition of Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Rules of Construction. Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. All references to this Agreement include, whether or not expressly referenced, the exhibits and schedules attached hereto. References to a Section, paragraph, Exhibit or Schedule, such reference shall be to a Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein unless otherwise indicated. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[●],
a Delaware corporation

By:
Name:
Title:

EXISTING HOLDER:

BLS INVESTOR GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

NEW HOLDERS:

LCP EDGE HOLDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

DW Healthcare Partners IV (B), L.P., a Delaware limited partnership

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit F

Form of INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of [●] (the “Effective Date”), by and between [●], a Delaware corporation (the “Company”), and LCP Edge Holdco, LLC, a Delaware limited liability company (“LCP”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 8, 2020, by and among the Company, Hydrate Merger Sub, Inc., a Delaware corporation, LCP Edge Intermediate, Inc., a Delaware corporation, and LCP, in its capacity as the stockholders’ representative thereunder (the “Merger Agreement”), LCP is receiving shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and LCP desire to set forth certain understandings between the Company and LCP, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

BOARD OF DIRECTORS

Section 1.1 LCP Representation. LCP shall have the right, but not the obligation, to nominate to the Board (such nominees, the “LCP Directors”) (subject to their election by the stockholders of the Company) that number of individuals that, if elected, will result in LCP having the number of directors serving on the Board that is shown below:

(a) From and after the Effective Date:

(i) Three (3) directors for so long as LCP holds a number of shares of Common Stock representing at least forty percent (40%) of the shares of Common Stock then outstanding;

(ii) Two (2) directors for so long as LCP holds a number of shares of Common Stock representing less than forty percent (40%) but at least fifteen percent (15%) of the shares of Common Stock then outstanding; and

(iii) One (1) director for so long as LCP holds a number of shares of Common Stock representing less than fifteen percent (15%) but at least ten percent (10%) of the shares of Common Stock then outstanding.

(b) If, at any time, LCP ceases to hold a number of shares of Common Stock representing at least ten percent (10%) of the shares of Common Stock then outstanding, LCP shall no longer have any rights under Section 1.1(a).

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(i) At any time after LCP ceases to hold the relevant percentage of the shares of Common Stock then outstanding referred to in Section 1.1(a) above, if there is more than one LCP Director, LCP may by written notice to the Board, within five Business Days of ceasing to hold such number of shares of Common Stock, designate which directors shall be the LCP Directors and the other directors shall resign from the Board upon the written request of the Board (other than the LCP Directors); provided, that, if no such notice is received by the Board within 10 business days after the same has been requested in writing of LCP, the Board (other than the LCP Directors) shall determine which of the LCP Directors shall continue in office and which shall resign from the Board. At any time after LCP ceases to hold at least ten percent (10%) of the shares of Common Stock then outstanding, the LCP Director shall resign from the Board upon the written request of the Board.

(c) So long as LCP holds ten percent (10%) or more of the then outstanding shares of Common Stock, the Company shall take all necessary and desirable actions to cause each of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board to include in its membership at least one of the LCP Directors, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules.

(d) From and after the Effective Date, unless otherwise agreed to in writing by LCP, the Company shall, as promptly as practicable, take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the applicable LCP Directors are (a) designated as Class III and/or Class II directors pursuant to Section 5.2(b) of the Company’s Second Amended and Restated Certificate of Incorporation and (b) included in the Board’s slate of nominees to the stockholders of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors, in each case, to the extent necessary such that the number of LCP Directors that LCP is eligible to designate shall be designated; and (ii) each applicable LCP Director up for election in accordance with the foregoing is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors; provided, that any individuals nominated under this Section 1.1 shall (x) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) (or the Board, other than the LCP Directors, if there is no such Nominating Committee), and (y) in the good faith judgment of the Nominating Committee (or the Board, other than the LCP Directors, if there is no such Nominating Committee) satisfy the requirements set forth in the Company’s Organizational Documents and corporate governance guidelines (as in effect from time to time), in each case as are applicable to all non-employee directors generally, including any independence requirements as set forth herein or otherwise.

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(e) If any LCP Director ceases to serve for any reason (including because of the death, disability, disqualification, resignation, or removal of such LCP Director), LCP shall, subject to LCP then being entitled to designate such individual for nomination as a director pursuant to Section 1.1(a), be entitled to designate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor LCP Director.

Section 1.2 Letter of Resignation. Notwithstanding anything to the contrary in this Agreement, the election or appointment of any LCP Director to the Board shall be subject to the prior execution by such LCP Director of an irrevocable resignation letter in the form attached hereto as Exhibit A.

Section 1.3 Reimbursement of Expenses; Indemnification. For so long as any LCP Director serves as a director on the Board, the Company shall (i) provide such LCP Director with the same expense reimbursement, benefits and other arrangements provided to the other members of the Board, (ii) indemnify such LCP Director on the same basis as all other members of the Board and (iii) not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any LCP Director as and to the extent consistent with applicable law, including but not limited to any rights contained in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 1.4 Director Obligations. Any LCP Director shall, upon the election or appointment of such LCP Director to the Board, execute such agreements as are required to be executed by all non-employee directors generally and shall otherwise abide by the provisions of all codes and policies of the Company that are applicable to all non-employee directors generally, including, as applicable, the Company’s insider trading policy, policies requiring the pre-clearance of all securities trading activity, the Company’s code of conduct and business ethics and the Company’s stock ownership policy.

Article II
MISCELLANEOUS

Section 2.1 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, at such time as LCP ceases to hold a number of shares of Common Stock representing at least ten percent (10%) of the shares of Common Stock then outstanding.

Section 2.2 Amendment and Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties.

Section 2.3 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4 Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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Section 2.5 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

Section 2.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 2.7 Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and LCP shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement.

Section 2.8 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

Section 2.9 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one (1) Business Day after deposit with a nationally recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five (5) Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

if to the Company, to:

1819 West Avenue, Bay 2

Miami Beach, FL 33139

Attention:	Brenton L. Saunders and Manisha Narasimhan
Email:	Brent.Saunders@vesperhealth.com

Manisha.Narasimhan@vesperhealth.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew R. Brownstein, Igor Kirman and DongJu Song
Email:	ARBrownstein@wlrk.com, IKirman@wlrk.com and DSong@wlrk.com

if to LCP, to:

LCP Edge Holdco, LLC

c/o Linden Capital Partners LLC

150 North Riverside Plaza, Suite 5100

Chicago, IL 60606

Attention:	Brian Miller

Kam Shah

Email:	bmiller@lindenllc.com

kshah@lindenllc.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:	Robert A. Wilson, P.C.

Maggie D. Flores

Email:	robert.wilson@kirkland.com

maggie.flores@kirkland.com

and to such other address or addressee as any such party has specified by prior written notice to the other party in accordance with this Section 2.9.

Section 2.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules that would cause the application of the rules of another jurisdiction). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such claim or cause of action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.

Section 2.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.11.

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Section 2.12 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 2.13 Additional Securities Subject to Agreement. All shares of Common Stock that LCP hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering) whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Common Stock are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 2.14 Rules of Construction.

(a) Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock issued and outstanding or held by LCP, the number of shares of Common Stock deemed to be issued and outstanding or held LCP, unless specifically stated otherwise, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by LCP and its Permitted Transferees (as such term is defined in the Registration Rights Agreement, dated as of the date hereof, among the Company, LCP and the other parties signatory thereto).

(b) Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein unless otherwise indicated. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the day and year first above written.

[●]

By:
Name: Title:

LCP EDGE HOLDCO, LLC

By:
Name: Title:

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Irrevocable Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.2 of the Investor Rights Agreement, dated as of [__] (the “Agreement”), by and between [●] (the “Company”) and LCP (as defined in the Agreement). If (i) following such time that the Agreement is terminated in accordance with its terms, the Board of Directors of the Company (the “Board”) requests in writing that I resign as a director of the Company, or (ii) the Board requests in writing my resignation pursuant to and in accordance with Section 1.1(b)(i) of the Agreement, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable LCP Director]

Exhibit G

Form of Investor Representation Letter

[●]

Vesper Healthcare Acquisition Corp.
1819 West Avenue, Bay 2

Miami Beach, FL 33139

Re:	Investor Representation Letter

Ladies and Gentlemen:

The undersigned (the “Holder”) is a holder of Shares of LCP Edge Intermediate, Inc., a Delaware corporation (the “Company”). Vesper Healthcare Acquisition Corp., a Delaware corporation (“Parent”), is acquiring the Company pursuant to that certain Agreement and Plan of Merger, dated as of December 8, 2020 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, First Merger Sub, Second Merger Sub, the Company and the Stockholders’ Representative. Capitalized terms used in this letter (this “Investor Representation Letter”) and not otherwise defined herein shall have the same meanings ascribed to such terms in the Merger Agreement.

Upon the closing of the First Merger (the “Closing” and, the date of such Closing, the “Closing Date”), each share of issued and outstanding Company Preferred Stock and Company Common Stock held by the Holder (other than Excluded Shares) immediately prior to the First Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a certain amount of cash and a certain number of shares of Parent Common Stock, subject to and in accordance with the terms of the Merger Agreement, in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law. The Holder acknowledges and agrees that Parent is relying on the truth and accuracy of the representations and warranties made by the Holder in this Investor Representation Letter in order to rely on the exemptions described above.

1. Representations, Warranties and Certain Agreements of the Holder. The Holder hereby makes the following representations, warranties and agreements to Parent, each of which representations and warranties is true and correct as to the Holder as of the date hereof and will be true and correct on and as of the Closing Date as if made on the Closing Date.

1.1 Investment Representation Authorization Letter. This Investor Representation Letter constitutes the Holder’s valid and legally binding obligation, enforceable against the Holder in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) the effect of rules of law governing the availability of equitable remedies.

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1.2 Acquisition for Own Account. The shares of Parent Common Stock to be acquired by the Holder pursuant to the Merger Agreement will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act.

1.3 No Solicitation. The Holder’s decision to invest in the Parent Common Stock was not a result of any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Common Stock by Parent or its agents.

1.4 Accredited Investor. The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

1.5 Disclosure of Information. The Holder has received or has had full access to all the information the Holder considers necessary or appropriate to make an informed investment decision with respect to the shares of Parent Common Stock. The Holder further has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the shares of Parent Common Stock and to obtain additional information necessary to verify any information furnished to the Holder or to which the Holder had access.

1.6 Understanding of Risks. The Holder is fully aware of: (a) the highly speculative nature of the shares of Parent Common Stock; and (b) the financial risk involved.

1.7 The Holder’s Qualifications. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect the Holder’s own interests in connection with this transaction and is financially capable of bearing a total loss of the shares of Parent Common Stock.

1.8 Compliance with Securities Laws. The Holder understands and acknowledges that, in reliance upon the representations and warranties made by the Holder herein, the shares of Parent Common Stock are not being registered with the U.S. Securities and Exchange Commission under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on the Holder’s ability to transfer the shares of Parent Common Stock.

1.9 Restricted Securities. The Holder agrees not to make any disposition of all or any portion of the shares of Parent Common Stock unless and until: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) the Holder shall have furnished Parent with an opinion of counsel, in a form reasonably satisfactory to Parent, that such disposition will not require registration of the shares of Parent Common Stock under the Securities Act and otherwise complies with applicable state securities laws; provided that no such registration statement or opinion shall be required for dispositions effected under Rule 144 promulgated under the Securities Act or to a transferee who executes and delivers a letter with representations substantially in form of this Investor Representation Letter.

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1.10 Rule 144. The Holder acknowledges that, because the shares of Parent Common Stock have not been registered under the Securities Act, such shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

1.11 Contractual Restrictions. The Holder acknowledges and agrees that the Parent Common Stock to be acquired by the Holder pursuant to the Merger Agreement is subject to additional restrictions on transfer set forth in the Lock-Up Agreement by and among Parent, the Holder and the other parties thereto (the “Lock-Up Agreement”) entered into concurrently with the Closing and agrees to comply with the terms of the Lock-Up Agreement.

1.12 Legends. The certificates or book-entry entitlements representing the shares of Parent Common Stock shall bear the following legend (as well as any other legends required by applicable state and federal securities laws, the Registration Rights Agreement and the Lock-Up Agreement) until such time as such legends are no longer relevant or applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

The legend shall be removed by Parent from any certificate or book-entry entitlement evidencing the shares of Parent Common Stock upon a transfer of such Parent Common Stock (a) pursuant to a registration statement under the Securities Act that is at that time in effect with respect to offers and sales by the Holder of the Parent Common Stock or (b) if requested by the Company or the transfer agent of the Parent Common Stock, upon delivery of an opinion of counsel, reasonably satisfactory in form and substance to Parent, that such security can be freely transferred without requiring registration thereof under the Securities Act.

1.13 Stop-Transfer Instructions. The Holder agrees that, in order to ensure compliance with the restrictions imposed by this Investor Representation Letter, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent will not be required: (a) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Investor Representation Letter; or (b) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock have been so transferred in violation of any of the provisions of this Investor Representation Letter or the Lock-Up Agreement.

2. Entire Agreement. This Investor Representation Letter, the Registration Rights Agreement, the Lock-Up Agreement and the Merger Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Investor Representation Letter, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder has entered into this Investor Representation Letter as of the date and year first entered.

Very truly yours,

THE HOLDER:

(Print Name of Stockholder)

(Signature)

(Print Name and Title)

(Print Address)

(Print Address)

(Print Telephone Number)

[Signature Page to Investor Representation Letter]

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Exhibit H

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of [●], 2021, by and among (i) Vesper Healthcare Acquisition Corp., a Delaware corporation (“Parent”), (ii) LCP Edge Holdco, LLC, a Delaware limited liability company (“Representative”), and (iii) Wilmington Trust, N.A., a national banking association, as escrow agent (the “Escrow Agent”). Representative and Parent are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Representative and Parent are parties to that certain Agreement and Plan of Merger, dated as of December 8, 2020, by and among Parent, Hydrate Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, Hydrate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent, LCP Edge Intermediate, Inc., a Delaware corporation, and Representative (the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates the establishment of separate escrow funds as a source of recovery for any adjustments made in determining the Final Merger Consideration as set forth in Section 2.05 of the Merger Agreement;

WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to the Escrow Funds (as defined below) and the distribution and release thereof;

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, Exhibit C to this Agreement sets forth the wire transfer instructions for Parent and Representative.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent hereby agree as follows.

1. Appointment of Escrow Agent. Representative and Parent hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2. Escrow Deposit.

(a) On the date of this Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent, in accordance with Section 2.04(e) of the Merger Agreement, an amount equal to $5,000,000 (such amount, together with all interest, income and other earnings accrued thereon, which has not been distributed pursuant to this Agreement, the “Escrow Funds”); and

(b) The Escrow Agent shall hold the Escrow Funds in a separate and distinct account (the “Escrow Account”). All income earned on the Escrow Funds shall be credited to the Escrow Account and be deemed to be a part of the Escrow Funds for any and all purposes hereunder. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

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3. Permitted Investments.

(a) The Escrow Agent shall follow the Joint Instructions (as defined below) of the Parties concerning any investment or reinvestment from time to time of the funds held in the Escrow Accounts; provided that permissible investments shall be limited to: (a) treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America and certificates of deposit issued by a commercial bank having capital, surplus and undivided profits of not less than $500,000,000 (including the Escrow Agent and its affiliates), (b) obligations of or guaranteed by the U.S. government with a maturity of not more than 120 days, (c) certificates of deposit with a maturity of not more than 120 days with a commercial bank having capital, surplus and undivided profits of not less than $500,000,000, and (d) money market accounts and money market mutual funds (including those of the Escrow Agent) authorized solely to invest in any of the above (the “Permitted Investments”). In the absence of the Joint Instructions described above, the Escrow Agent shall invest the Escrow Funds, to the extent reasonably practicable, in M&T Bank Corporate Deposit Account (the “CDA”) or such successor or similar fund with the Escrow Agent. Amounts on deposit in the CDA are insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the applicable rules & regulations of the FDIC. The Parties understand that deposits in the CDA are not secured. Neither of the Parties nor the Escrow Agent shall be liable or responsible in any manner for any loss or depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Accounts, except to the extent such losses or costs are determined by a court of competent jurisdiction to have been caused by the Escrow Agent’s fraud, gross negligence or willful misconduct. The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity, subject to the terms of this Agreement. The Escrow Agent shall send statements to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month. The Escrow Agent will act upon any Joint Instruction the day that such instructions are received; provided that such Joint Instructions are communicated within a reasonable amount of time to allow the Escrow Agent to make the specified investment.

(b) The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Accounts or the purchase, sale, retention or other disposition of any Permitted Investment.

(c) Although the Parties recognize that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Parties hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.

(d) The Parties acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the Business Day on which the Joint Instruction is delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such Joint Instruction is received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

4. Release of Escrow Funds. No part of the Escrow Funds may be withdrawn or distributed from the Escrow Account except pursuant to either (i) a joint written instruction signed by Parent and Representative (a “Joint Instruction”) directing the Escrow Agent to pay or otherwise distribute the Escrow Funds or (ii) a fixed, nonappealable judgment, order and decree of any court of competent jurisdiction which may be filed, entered or issued (each, a “Final Order”) directing the Escrow Agent to pay or otherwise distribute the Escrow Funds. Within two (2) Business Days after the Escrow Agent’s receipt of a Joint Instruction or Final Order, the Escrow Agent shall pay or otherwise distribute the Escrow Funds from the Escrow Account in accordance with such Joint Instruction or such Final Order, as applicable.

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5. Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement. The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:

(a) Documents. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, limited liability company, partnership, fiduciary or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, limited liability company’s, partnership’s, fiduciary’s or individual’s authority. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the person executing this Agreement in the capacity of Representative on behalf of the Shareholders. Concurrent with the execution of this Agreement, Parent and Representative shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Agreement. The Escrow Agent shall confirm each funds transfer instructions received in the name of Parties by confirming with an authorized individual as evidence in Exhibit A-1 and Exhibit A-2. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only in writing signed by an authorized representative of the Party.

(b) Liability. Provided the Escrow Agent complies with Joint Instructions or Final Orders furnished to it by Parent and Representative and with the terms and conditions of this Agreement, the Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, willful misconduct or fraud.

(c) Legal Counsel. The Escrow Agent may consult with, and obtain advice from, reputable legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the reasonable opinion and instructions of such counsel.

(d) Limitation of Duties. The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreements of the other parties hereto, including, without limitation, the Merger Agreement (whether or not it has any knowledge thereof). The Escrow Agent shall not be deemed a fiduciary for any party to this Agreement. Provided the Escrow Agent complies with joint instructions furnished to it by PARENT and Representative AND FINAL ORDERS, AND WITH THE TERMS OF THIS AGREEMENT, THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE RESULTED FROM THE ESCROW AGENT’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

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(e) Resignation or Termination of Escrow Agent. The Escrow Agent shall have the right to resign at any time by giving thirty (30) calendar days prior written notice of such resignation to the Parties and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving joint written notice (with such written notice being signed by the Parties) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination. Within thirty (30) days after receiving or delivering the aforesaid notice, as the case may be, the Parties agree to appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held hereunder in accordance with the terms hereof. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the reasonable costs and expenses which are incurred in connection with any such proceeding shall be paid one-half by Representative, on the one hand, and one-half by Parent, on the other hand. Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from the Escrow Accounts unless and until a successor escrow agent has been appointed in accordance with this Section 5(e).

(f) Discharge of Escrow Agent. Upon delivery of all of the Escrow Funds pursuant to the terms of Section 4 above or to a successor Escrow Agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all Final Orders, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience. The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the effect that a judgment, order or decree is final, nonappealable and from a court of competent jurisdiction.

(g) Interpleading of Assets upon Dispute. In the event that (i) any dispute shall arise between the Parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the Parties or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter, absent its own fraud, gross negligence or willful misconduct, be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The Parties further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to the same.

(h) Agency. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees; provided, however, that the Escrow Agent shall be fully responsible for any acts and omissions of any such agents, attorneys, custodians or nominees appointed without due care.

(i) Merger of Escrow Agent. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

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(j) Garnishment of Escrow Funds. In the event that any of the Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

6. Income. The parties hereto hereby acknowledge that, for federal and state income tax purposes, any interest, earnings and other income earned on, or derived from, and any deductions attributable to fees and costs of, the Escrow Accounts (the “Income”) shall be income and deductions of Parent. Promptly following the end of each calendar quarter and the release of the Escrow Funds, the Escrow Agent shall distribute to Parent an amount equal to thirty percent (30%) of any Income earned, if any, during such calendar quarter or such other period. Parent agrees to provide the Escrow Agent with an executed Form W-9. The Escrow Agent shall be responsible for reporting any Income earned to the Internal Revenue Service. Any taxes payable on Income earned from the investment of any sums held hereunder shall be paid by Parent whether or not the Income was distributed by the Escrow Agent during any particular year and to the extent required under provisions of the Code. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes with respect to the Escrow Accounts. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to the Agreement, that occurs outside the Escrow Accounts.

7. Indemnification. Representative, on the one hand, and Parent, on the other hand, hereby agree, severally and not jointly, to indemnify the Escrow Agent for and to hold it harmless against any loss, liability or reasonable out-of-pocket expense (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred without gross negligence, willful misconduct or fraud on the part of the Escrow Agent arising out of or in connection with its performance under this Agreement; provided, however, that, Representative, on the one hand, and Parent, on the other hand, shall each be responsible for not more than 50% of any such losses, liabilities, fees or expenses.

8. Escrow Costs. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached Exhibit B and to be reimbursed for its reasonable and documented out-of-pocket costs and expenses incurred in connection with maintaining the Escrow Accounts hereunder, which fees, costs and expenses shall be paid by Parent. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct from the Escrow Funds any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from such Escrow Funds; provided, however, that the Escrow Agent must provide at least ten (10) days advance written notice to the Parties prior to any such set off and deduction. In the event that the Escrow Agent exercises its right to set off (as set forth in the immediately preceding sentence), the amount of such set off shall be replenished into the Escrow Funds by Parent.

9. Limitations on Rights to Escrow Funds. None of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Accounts and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 4 above. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 4 above.

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10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below; (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing. “Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Chicago, Illinois.

Notice to Representative:

c/o Linden Capital Partners LLC
150 North Riverside Plaza, Suite 5100

Chicago, IL 60606

Attention:	Brian Miller

Kam Shah

Email:	bmiller@lindenllc.com

kshah@lindenllc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654

Attention:	Robert A. Wilson, P.C.

Maggie D. Flores

Email:	robert.wilson@kirkland.com

maggie.flores@kirkland.com

Notice to Parent:

Vesper Healthcare Acquisition Corp.

1819 West Avenue, Bay 2

Miami Beach, FL 33139

Attention:	Brenton L. Saunders

Manisha Narasimhan

Email:	Brent.Saunders@vesperhealth.com

Manisha.Narasimhan@vesperhealth.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Andrew R. Brownstein

Igor Kirman

DongJu Song

Email:	ARBrownstein@wlrk.com

IKirman@wlrk.com

DSong@wlrk.com

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Notice to Escrow Agent:

Wilmington Trust, N.A.

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention:	David Sabbann
Facsimile:	612-217-5651
Email:	dsabbann@wilmingtontrust.com

11. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties hereto, whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties (a copy of which shall be promptly provided to the Escrow Agent); provided that, if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Parties. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement of any rights or obligations of any party hereto under or by reason of this Agreement.

12. Assigns and Assignment. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and assigns; provided that (a) the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Sections 5(e) and 5(i) above and (b) no assignment by any of the Parties shall be binding against the Escrow Agent unless and until written notice of such assignment is delivered to and acknowledged by the Escrow Agent.

13. No Other Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

14. Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

15. No Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege. The right of the Parties to receive all or a portion of the Escrow Funds under the circumstances described in Section 4 above is in addition to, and not in lieu of, any other remedies that any Person may have against another Person pursuant to the v Agreement in the event of a breach of, or other liability under, the Merger Agreement.

16. Severability. The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

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17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

18. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

19. Consent to Jurisdiction; Waiver of Jury Trial. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any state court in the State of Delaware, United States of America, or any Federal court located in the State of Delaware, United States of America, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement, or the subject matter of this Agreements may not be enforced in or by such court and (iii) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10 is reasonably calculated to give actual notice. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in respect to any litigation directly or indirectly arising out of or related to this Agreement or the transactions contemplated hereby.

20. Banking Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

21. Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts (including by means of telecopied or PDF signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

22. Conflicts. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Merger Agreement, the Merger Agreement shall govern and control. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and this Merger Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists. In the event that the Escrow Agent shall be notified that an inconsistency or a conflict exists between the Agreement and the Merger Agreement, the Escrow Agent shall be permitted to interplead assets held hereunder pursuant to Section 5(g) hereof.

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23. Bankruptcy Proceedings. In the event of the commencement of a bankruptcy case or cases wherein Representative or Parent is the debtor, the Escrow Funds will not constitute property of the debtor’s estate within the meaning of 11 U.S.C. § 541.

24. Specific Performance. The obligations of the parties hereto (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other parties hereto. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Agreement or to prevent violations of the provisions hereof, and no party will object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges that its obligations, as well as the obligations of any party hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.

25. Termination. This Agreement shall terminate when all of the Escrow Funds in the Escrow Accounts have been released and distributed in accordance with Section 4. Upon such termination this Agreement shall have no further force and effect, except that the provisions of this Section 25 and Sections 6, 7 and 8 and Sections 10 through 21 shall survive such termination and the resignation or removal of the Escrow Agent.

Remainder of the page intentionally left blank; signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

PARENT:

VESPER HEALTHCARE ACQUISITION CORP.

By:
Name:
Its:

REPRESENTATIVE:

LCP EDGE HOLDCO, LLC

By:
Name:
Title

ESCROW AGENT:

WILMINGTON TRUST, N.A., AS ESCROW AGENT

By:
Name:
Title:

Signature Page to Escrow Agreement